UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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General Electric Company

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Notice of 2008

Annual Meeting

and

Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Shareowners Meeting to Be Held on April 23, 2008—the proxy statement is available at www.ge.com/proxy08 and the annual report is available at www.ge.com/annual07.

In accordance with our security procedures, all persons attending the 2008 Annual Meeting must present an admission card and picture identification.

Please follow the advance registration instructions on the back cover of this proxy statement to obtain an admission card.

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

March 10, 2008

Dear Shareowner,

You are invited to attend the 2008 Annual Meeting of Shareowners to be held on Wednesday, April 23, in Erie, Pennsylvania.

The annual meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting.

If you plan to attend the meeting, please follow the advance registration instructions on the back of this proxy statement. An admission card, which is required for admission to the meeting, will be mailed to you prior to the meeting.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Cordially,

Jeffrey R. Immelt

Chairman of the Board

Every shareowner’s vote is important. Please complete, sign, date and return your proxy form, or submit your vote and proxy by telephone or by Internet.

Notice of 2008 Annual Meeting of Shareowners

10:00 a.m., April 23, 2008

Bayfront Convention Center

One Sassafras Pier

Erie, Pennsylvania 16507

March 10, 2008

To the Shareowners:

General Electric Company’s 2008 Annual Meeting of Shareowners will be held at the Bayfront Convention Center, One Sassafras Pier, Erie, Pennsylvania 16507, on April 23, 2008, at 10:00 a.m., to address all matters that may properly come before the meeting. Following a report on GE’s business operations, shareowners will vote on:

(a)	election of directors for the ensuing year;

(b)	ratification of the selection of the independent auditor for 2008; and

(c)	shareowner proposals set forth at pages 38 through 44 in the accompanying proxy statement.

Shareowners of record at the close of business on February 25, 2008 will be entitled to vote at the meeting and any adjournments.

Brackett B. Denniston III

Secretary

Proxy Statement

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

This proxy statement is furnished in connection with the solicitation of proxies by General Electric Company on behalf of the Board of Directors for the 2008 Annual Meeting of Shareowners. Distribution of this proxy statement and a proxy form to shareowners is scheduled to begin on or about March 10, 2008.

You can ensure that your shares are voted at the meeting by submitting your instructions by telephone or by Internet, or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Submitting your instructions or proxy by any of these methods will not affect your right to attend and vote at the meeting. We encourage shareowners to submit proxies in advance. A shareowner who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your GE shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot, in order to be able to vote your shares at the meeting.

Election of Directors

At the 2008 Annual Meeting, 16 directors are to be elected to hold office until the 2009 Annual Meeting and until their successors have been elected and qualified. The 16 nominees for election at the 2008 Annual Meeting are listed on pages 6 to 9, with brief biographies. They are all now GE directors, other than Mr. Mulva who was recommended to the Nominating and Corporate Governance Committee as a director candidate by our chairman and CEO. Mr. Wright, one of our current directors, will retire from the company and the Board. The Board of Directors has determined that the following 13 nominees satisfy the New York Stock Exchange’s definition of independent director and GE’s more stringent director independence guidelines: James I. Cash, Jr., Ann M. Fudge, Claudio X. Gonzalez, Susan Hockfield, Andrea Jung, A.G. Lafley, Robert W. Lane, Ralph S. Larsen, Rochelle B. Lazarus, James J. Mulva, Sam Nunn, Robert J. Swieringa and Douglas A. Warner III. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

James I. Cash, Jr., 60, Emeritus James E. Robison Professor of Business Administration, Harvard Graduate School of Business, Boston, Massachusetts. Director since 1997.

A graduate of Texas Christian University with MS and PhD degrees from Purdue University, Dr. Cash joined the faculty of Harvard Business School in 1976, where he served as chairman of the MBA program from 1992 to 1995, and served as chairman of HBS Publishing from 1998 until 2003. Dr. Cash retired from the Harvard Business School faculty in 2003. Dr. Cash is also a director of The Chubb Corporation, Microsoft Corporation, Wal-Mart Stores, Inc. and Phase Forward, Inc. He also serves as a trustee of the Bert King Foundation and on the board of the National Association of Basketball Coaches (NABC) Foundation.

Sir William M. Castell, 60, Former Vice Chairman, General Electric Company. Director since 2004.

A graduate of the City of London College, Sir William joined Amersham plc in 1989 as chief executive. After GE acquired Amersham plc in April 2004, Sir William was appointed a vice chairman of GE and became the CEO of GE Healthcare, the combination of the Amersham and the GE Medical businesses and, in July 2005, became the chairman of GE Healthcare. In April 2006, Sir William retired as a vice chairman of GE. Sir William was knighted in 2000 for services to the life sciences industry. He served in the United Kingdom from 1998 to 2003 as chairman of The Prince’s Trust, a charity set up by the Prince of Wales in 1976. Sir William is currently chairman of the Wellcome Trust, a non-executive director of British Petroleum plc and a trustee of London’s Natural History Museum. Sir William is an honorary fellow of Green College Oxford and an honorary fellow of the Academy of Medical Sciences. He has received honorary degrees from the University of Cardiff, King’s College University of London, Brunel University and the University of Oxford.

Ann M. Fudge, 56, Former Chairman and Chief Executive Officer, Young & Rubicam Brands, global marketing communications network, New York, New York. Director since 1999.

Ms. Fudge received a BA degree from Simmons College and an MBA from Harvard University. Ms. Fudge served as the chairman and chief executive officer of Young & Rubicam from 2003 to the end of 2006. Prior to joining Young & Rubicam, Ms. Fudge worked at General Mills and at General Foods, where she served in a number of positions including president of Kraft General Foods’ Maxwell House Coffee Company and president of Kraft’s Beverages, Desserts and Post Divisions. Ms. Fudge is a director of Novartis AG, the Gates Foundation and the Rockefeller Foundation and is on the board of overseers of Harvard University.

Claudio X. Gonzalez, 73, Chairman of the Board, Kimberly-Clark de Mexico, S.A. de C.V., Mexico City, Mexico, consumer products. Director since 1993.

Mr. Gonzalez is a graduate of Stanford University. He was employed by Kimberly-Clark in 1956 and by Kimberly-Clark de Mexico in 1957. He was elected vice president of operations of Kimberly-Clark de Mexico in 1962 and executive vice president and managing director in 1966. He served as the chairman of the board and chief executive officer of Kimberly-Clark de Mexico from 1973 to March 2007, when he became chairman of the board. Mr. Gonzalez is also a director of Grupo Carso, Grupo Financiero Inbursa, Grupo ALFA, Grupo Mexico, Grupo Televisa, Home Depot, Inc. (until May 2008), Kellogg Company (until April 2008), The Mexico Fund, Inc. and Investment Co. of America.

Susan Hockfield, 56, President of the Massachusetts Institute of Technology, Cambridge, Massachusetts. Director since 2006.

President of MIT since 2004, Dr. Hockfield received an undergraduate degree from the University of Rochester, and a PhD from the Georgetown University School of Medicine, concentrating in neuroscience. Following a postdoctoral fellowship at the University of California at San Francisco, she joined the scientific staff at the Cold Spring Harbor Laboratory in 1980. In 1985, Dr. Hockfield joined the faculty of Yale University, where she went on to serve as dean of the Graduate School of Arts and Sciences from 1988 to 2002 and as provost from 2003 to 2004. Dr. Hockfield is a member of the American Academy of Arts and Sciences, and has received honorary degrees from Tsinghua University, Brown University and Watson School of Biological Sciences at the Cold Spring Harbor Laboratory. Dr. Hockfield is also a trustee of the Carnegie Corporation of New York and the Woods Hole Oceanographic Institution.

Jeffrey R. Immelt, 52, Chairman of the Board and Chief Executive Officer, General Electric Company. Director since 2000.

Mr. Immelt joined GE in corporate marketing in 1982 after receiving a degree in applied mathematics from Dartmouth College and an MBA from Harvard University. He then held a series of leadership positions with GE Plastics in sales, marketing and global product development. He became a vice president of GE in 1989, responsible for consumer services for GE Appliances. He subsequently became vice president of worldwide marketing product management for GE Appliances in 1991, vice president and general manager of GE Plastics Americas commercial division in 1992, and vice president and general manager of GE Plastics Americas in 1993. He became senior vice president of GE and president and chief executive officer of GE Medical Systems in 1996. Mr. Immelt became GE’s president and chairman-elect in 2000, and chairman and chief executive officer in 2001. He is also a director of the Federal Reserve Bank of New York and a member of The Business Council.

Andrea Jung, 49, Chairman of the Board and Chief Executive Officer, Avon Products, Inc., beauty products, New York, New York. Director since 1998.

Ms. Jung, a graduate of Princeton University, joined Avon Products, Inc. in 1994 as president, product marketing for Avon U.S. She was elected president, global marketing, in 1996, an executive vice president in 1997, president and a director of the company in 1998, chief operating officer from 1998 to 1999, chief executive officer in 1999 and chairman of the board in 2001. Previously, she was executive vice president, Neiman Marcus and a senior vice president for I. Magnin. Ms. Jung is also a director of Apple Inc., Catalyst and a member and former chairman of the Cosmetic, Toiletry and Fragrance Association.

Alan G. (A.G.) Lafley, 60, Chairman of the Board and Chief Executive Officer, Procter & Gamble Company, personal and household products, Cincinnati, Ohio. Director since 2002.

Mr. Lafley received a BA degree from Hamilton College and an MBA from Harvard University, following which time he joined Procter & Gamble. He was named a group vice president in 1992, an executive vice president in 1995 and, in 1999, president of global beauty care and North America. He was elected chief executive officer in 2000 and chairman of the board in 2002. He serves on the board of directors of Dell Inc., the board of trustees of Hamilton College, and is a member of the Lauder Institute Board of Governors (Wharton School of Arts & Sciences), the Business Roundtable and The Business Council.

Robert W. Lane, 58, Chairman of the Board and Chief Executive Officer, Deere & Company, agricultural and forestry equipment, Moline, Illinois. Director since 2005.

A graduate of Wheaton College, Mr. Lane also holds an MBA from the University of Chicago. Mr. Lane joined Deere & Company in 1982 following a career in global banking, and has served Deere in leadership positions in its global construction equipment and agricultural divisions as well as at Deere Credit, Inc. He also has served as Deere’s chief financial officer and president, and was elected chairman and chief executive officer in August 2000. Mr. Lane is a director of Verizon Communications Inc.

Ralph S. Larsen, 69, Former Chairman of the Board and Chief Executive Officer, Johnson & Johnson, pharmaceutical, medical and consumer products, New Brunswick, New Jersey. Director since 2002.

After graduating with a BBA from Hofstra University, Mr. Larsen joined Johnson & Johnson in 1962. In 1981, he left Johnson & Johnson to serve as president of Becton Dickinson’s consumer products division and returned to Johnson & Johnson in 1983 as president of its Chicopee subsidiary. In 1986, Mr. Larsen was named a company group chairman and later that year became vice chairman of the executive committee and chairman of the consumer sector. He was elected a director in 1987 and served as chairman of the board and chief executive officer from 1989 to 2002. Mr. Larsen is also a director of Xerox Corporation and a trustee of the Robert Wood Johnson Foundation.

Rochelle B. Lazarus, 60, Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide, multinational advertising, New York, New York. Director since 2000.

A graduate of Smith College, Ms. Lazarus also holds an MBA from Columbia University. She joined Ogilvy & Mather Worldwide in 1971, becoming president of its U.S. direct marketing business in 1989. She then became president of Ogilvy & Mather New York and president of Ogilvy & Mather North America before becoming president and chief operating officer of the worldwide agency in 1995, chief executive officer in 1996 and chairman in 1997. Ms. Lazarus also serves as a director of Merck & Co., New York Presbyterian Hospital, the American Museum of Natural History and the World Wildlife Fund, and is a member of the board of overseers of Columbia Business School.

James J. Mulva, 61, Chairman, President and Chief Executive Officer, ConocoPhillips, international, integrated energy company, Houston, Texas. Nominee for director.

Mr. Mulva received a BBA degree and an MBA in finance from the University of Texas. After serving as an officer in the U.S. Navy, he joined Phillips Petroleum Company in 1973 and became its chief financial officer in 1990, when he also became part of the company’s management committee. He was appointed senior vice president in 1993, executive vice president in January 1994, president and chief operating officer in May 1994 and served as chairman and chief executive officer from 1999 to 2002. He has been president and chief executive officer of ConocoPhillips since 2002 and also became chairman in 2004. Mr. Mulva served as the chairman of the American Petroleum Institute in 2006 and is a member of the board of visitors for the M.D. Anderson Cancer Center and The Business Council.

Sam Nunn, 69, Co-Chairman and Chief Executive Officer, Nuclear Threat Initiative, Washington, D.C. Director since 1997.

After attending the Georgia Institute of Technology and serving in the U.S. Coast Guard, Mr. Nunn received an AB degree from Emory University in 1960 and an LLB degree from Emory Law School. He practiced law and served in the Georgia House of Representatives before being elected to the United States Senate in 1972, where he served as the chairman and ranking member on both the Senate Armed Services Committee and the Senate’s Permanent Subcommittee on Investigations before retiring in 1997. He was a partner at King & Spalding from 1997 through 2003. He is the co-chairman and CEO of the Nuclear Threat Initiative and the chairman of the board of the Center for Strategic and International Studies. Mr. Nunn is a distinguished professor at the Sam Nunn School of International Affairs at Georgia Tech. He is also a director of Chevron Corporation, The Coca-Cola Company and Dell Inc.

Roger S. Penske, 71, Chairman of the Board, Penske Corporation, Penske Truck Leasing Corporation, and Penske Automotive Group, Inc., Detroit, Michigan. Director since 1994.

After attending Lehigh University, Mr. Penske founded Penske Corporation in 1969. He became chairman of the board of Penske Truck Leasing Corporation in 1982 and chairman of the board of United Auto Group, Inc. (currently Penske Automotive Group, Inc.) in 1999. Mr. Penske is also a director of Universal Technical Institute, Inc. and Internet Brands, Inc. He is a director of Detroit Renaissance, Inc., chairman of Downtown Detroit Partnership and a trustee of the Detroit Medical Center.

Robert J. Swieringa, 65, Professor of Accounting and former Anne and Elmer Lindseth Dean, S.C. Johnson Graduate School of Management, Cornell University, Ithaca, New York. Director since 2002.

Dr. Swieringa received a BA degree from Augustana College, an MBA in accounting and economics from the University of Denver and a PhD in accounting and complex organizations from the University of Illinois. He taught accounting at Stanford’s Graduate School of Business and at the Johnson Graduate School of Management at Cornell University before serving as a member of the Financial Accounting Standards Board from 1986 to 1996. He was then a professor in the practice of accounting at Yale’s School of Management from 1996 to 1997 and was the ninth dean of the S.C. Johnson Graduate School of Management from 1997 to 2007. Dr. Swieringa is currently a member of the American Accounting Association, and is a past president of its Financial Accounting and Reporting Section.

Douglas A. Warner III, 61, Former Chairman of the Board, J.P. Morgan Chase & Co., The Chase Manhattan Bank, and Morgan Guaranty Trust Company, investment banking, New York, New York. Director since 1992.

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company of New York, a wholly owned subsidiary of J.P. Morgan Chase & Co. (formerly J.P. Morgan & Co. Incorporated). He was elected president and a director of the bank and its parent in 1990, serving as chairman and chief executive officer from 1995 to 2000, when he became chairman of the board of J.P. Morgan Chase & Co., The Chase Manhattan Bank and Morgan Guaranty Trust Company until his retirement in 2001. Mr. Warner is also a director of Anheuser-Busch Companies, Inc. and Motorola, Inc., a member of the board of counselors of The Bechtel Group, Inc., a senior advisor at Carlyle Group L.P., chairman of the board of managers and the board of overseers of Memorial Sloan-Kettering Cancer Center, a member of The Business Council, and a member of the Yale Investment Committee.

Corporate Governance

Governance Principles. The Board of Directors’ Governance Principles, which include guidelines for determining director independence and qualifications for directors, are published on GE’s website under the Governance section of Our Company at www.ge.com/company/governance. This section of the website makes available all of GE’s corporate governance materials, including board committee charters and statements of committee key practices. These materials are also available in print to any shareowner upon request. The Board regularly reviews corporate governance developments and modifies its Governance Principles, committee charters and key practices as warranted.

Our Governance Principles provide that directors should not be nominated for election to the Board after their 73rd birthday, although the Board may nominate candidates over 73 in special circumstances. Mr. Gonzalez is a current director who is being nominated for election to the Board at the 2008 Annual Meeting, although he has already reached age 73. Mr. Gonzalez has been a GE director since 1993 and has demonstrated tremendous energy and commitment to his GE Board service. He is a member and former chairman of the Audit Committee, a member of the Management Development and Compensation Committee (MDCC) and chairs our Nominating and Corporate Governance Committee, and in the past three years he has attended all Board and committee meetings. Mr. Gonzalez’s knowledge and understanding of GE’s accounting policies and procedures and internal controls are important to the Audit Committee in managing its current workload. The Board has determined that the current needs of the Audit Committee warrant the nomination of Mr. Gonzalez to stand for election for a single additional term as a GE director.

Director Independence. The company currently has 12 independent directors out of 16. Mr. Wright will retire from the company and the Board and is not being nominated. Mr. Mulva is a new nominee for election to the Board at the 2008 Annual Meeting. We anticipate that after the 2008 Annual Meeting the company will have 13 independent directors out of 16. The Board has satisfied, and expects to continue to satisfy, its objective that at least two-thirds of the Board should consist of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with GE. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards. In addition to applying these guidelines, which are set forth in Section 4 of our Governance Principles and attached as Appendix A to this proxy statement, the Board will consider all relevant facts and circumstances in making an independence determination. The independent nominees for directors are named above under “Election of Directors.”

In the course of the Board’s determination regarding independence, it considered any transactions, relationships and arrangements as required by the company’s independence guidelines. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for:

•

each of directors Gonzalez, Lafley and Lane, the annual amount of sales to GE by the company where he serves as an executive officer, and purchases by that company from GE, and determined that the amount of sales and the amount of purchases in each fiscal year was below one percent of the annual revenues of each of those companies;

•

director Jung, (1) the annual amount of purchases from GE by the company where she serves as an executive officer, and determined that the amount of purchases in each fiscal year was below one percent of the annual revenues of that company, (2) the total amount of that company’s indebtedness to GE, and determined that the amount of indebtedness was below one percent of that company’s total consolidated assets, and (3) the annual amount of purchases from GE by a company where one of her immediate family members serves as an executive officer, and determined that the amount of purchases in each fiscal year was below $1 million;

•

director Hockfield, the annual amount of sales to GE by a company where one of her immediate family members serves as an executive officer, and determined that the amount of sales in each fiscal year was below one percent of the annual revenues of that company;

•

director Lazarus, the annual amount of sales to GE by the company where she serves as an executive officer, and determined that the amount of sales in each fiscal year was below one percent of the annual revenues of that company; and

•

director nominee Mulva, (1) the annual amount of purchases from GE by the company where he serves as an executive officer, and determined that the amount of purchases in each fiscal year was below one percent of the annual revenues of that company, (2) the total amount of that company’s indebtedness to GE, and determined that the amount of indebtedness was below one percent of that company’s total consolidated assets, and (3) the annual amount of purchases from GE and the total amount of indebtedness to GE by a company where one of his immediate family members serves as an executive officer, and determined that the amount of purchases in each fiscal year was below one percent of the annual revenues of that company and the amount of indebtedness was below one percent of that company’s total consolidated assets.

In addition, with respect to directors Cash, Fudge, Gonzalez, Hockfield, Jung, Lafley, Lane, Larsen, Lazarus, Nunn, Swieringa and Warner and director nominee Mulva, the Board considered the amount of GE’s discretionary charitable contributions to charitable organizations where he or she serves as an executive officer, director or trustee, and determined that GE’s contributions constituted less than the greater of $200,000 or one percent of the charitable organization’s annual consolidated gross revenues during the organization’s last completed fiscal year.

All members of the Audit Committee, MDCC and Nominating and Corporate Governance Committee must be independent directors as defined by the Board’s Governance Principles. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission (SEC) independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from GE or any of its subsidiaries other than their directors’ compensation. As a policy matter, the Board has determined to apply a separate, heightened independence standard to members of both the MDCC and the Nominating and Corporate Governance Committee. No member of either committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from GE or any of its subsidiaries. The Board has determined that all members of the Audit Committee, MDCC and Nominating and Corporate Governance Committee are independent and satisfy the relevant SEC or GE additional independence requirements for the members of such committees.

Code of Conduct. All directors, officers and employees of GE must act ethically at all times and in accordance with the policies comprising GE’s code of conduct set forth in the company’s integrity manual, The Spirit & The Letter, which is published on GE’s website at www.ge.com/files/usa/citizenship/pdf/english.pdf and which is available in print to any shareowner upon request. Under the Board’s Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer. Amendments to the code related to certain matters will be published on the GE website as required under SEC rules, at www.ge.com. If an actual or potential conflict of interest arises for a director, the director will promptly inform the CEO and the presiding director. Our Audit Committee is responsible for resolving any such conflict of interest. If a significant conflict exists and cannot be resolved, the director should resign. All directors are required to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Communicating Concerns to Directors. The Audit Committee and the non-management directors have established procedures to enable anyone who has a concern about GE’s conduct or policies, or any employee who has a concern about the company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board, to the presiding director, to the non-management directors or to the Audit Committee. Such communications may be confidential or anonymous, and may be e-mailed or otherwise submitted in writing or reported by phone through a toll-free phone number. Information on how to submit any such communications can be found on GE’s website at www.ge.com/company/citizenship/compliance/index.html. All such communications are promptly reviewed by GE’s ombudsperson, and concerns relating to accounting, internal accounting controls, auditing or officer conduct are sent to the presiding director and to the chair of the Audit Committee. The status of all outstanding concerns addressed to the Board, the non-management directors, the presiding director or the Audit Committee is reported to the presiding director and the chair of the Audit Committee periodically. The company’s code of conduct prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Board of Directors and Committees

Our Board of Directors currently consists of 16 directors. Ralph S. Larsen is the Board’s presiding director, whose responsibilities include those matters discussed in the Board’s Governance Principles.

The Board held 13 meetings during 2007. No member attended fewer than 75% of the Board meetings and committee meetings on which the member sits. It is the Board’s policy that the directors should attend our Annual Meeting of Shareowners absent exceptional circumstances. All of our then 16 directors attended the 2007 Annual Meeting.

The Board has adopted written charters for each of its four standing committees: the Audit Committee, the MDCC, the Nominating and Corporate Governance Committee and the Public Responsibilities Committee. The committee charters and key practices are available on GE’s website under the Governance section of Our Company at www.ge.com/company/governance.

Audit Committee. The members of the Audit Committee are directors Warner, who chairs the committee, Cash, Gonzalez, Lane and Swieringa. The Board has determined that Messrs. Gonzalez, Lane, Swieringa and Warner are “audit committee financial experts,” as defined under SEC rules. The Board has also determined that although Mr. Gonzalez currently sits on the audit committees of more than three public companies, these relationships do not impair his ability to serve effectively on GE’s Audit Committee. The Audit Committee is primarily concerned with the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of the company’s internal audit function and independent auditor. Its duties include: (1) selecting and overseeing the independent auditor, (2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit, (3) overseeing our financial reporting activities, including our annual report, and the accounting standards and principles followed, (4) approving audit and non-audit services provided to the company by the independent auditor, (5) reviewing the organization and scope of our internal audit function and our disclosure and internal controls, (6) reviewing, approving and ratifying transactions with related persons required to be disclosed under SEC rules, (7) overseeing the company’s compliance program, and (8) resolving any conflict of interest involving directors or executive officers. The Audit Committee met 22 times during 2007. The committee’s report is on page 36.

Management Development and Compensation Committee. The members of the MDCC are directors Larsen, who chairs the committee, Gonzalez, Jung, Nunn and Warner. This committee has two primary responsibilities: (1) to establish, review and approve CEO compensation and to review and approve other senior executive compensation, and (2) to monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives. It also oversees the GE 2007 Long-Term Incentive Plan and the Incentive Compensation Plan and any other compensation and equity-based plans. This committee met eight times during 2007. The committee’s report is on page 19. Additional information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are directors Gonzalez, who chairs the committee, Hockfield, Jung, Lafley, Larsen, Lazarus and Warner. This committee’s responsibilities include the selection of director nominees for the Board and the development and review of our Governance Principles. The committee also (1) reviews director compensation and benefits, (2) oversees the annual self-evaluations of the Board and its committees, as well as director performance and board dynamics, and (3) makes recommendations to the Board concerning the structure and membership of the Board committees. This committee held three meetings during 2007.

This committee will consider all shareowner recommendations for candidates for the Board, which should be sent to the Nominating and Corporate Governance Committee, c/o Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828. The information required to be included is set forth in our by-laws, and the general qualifications and specific qualities and skills established by the committee for directors are included in Section 3 of the Board’s Governance Principles. We believe that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareowners. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a Board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the company’s global activities.

The committee also considers candidates recommended by current directors, company officers, employees and others. The committee evaluates all nominees for directors in the same manner, and typically bases its initial review on any written materials submitted with respect to the candidate.

Public Responsibilities Committee. The members of the Public Responsibilities Committee are directors Nunn, who chairs the committee, Cash, Castell, Fudge, Hockfield, Immelt, Lazarus, Penske and Wright. Mr. Wright will retire from the company and the Board and is not being nominated for election at the 2008 Annual Meeting. The purpose of the committee is to review and oversee GE positions on corporate social responsibilities and public issues of significance that affect investors and other key GE stakeholders. The committee met three times last year.

Meetings of Non-management Directors. The non-management directors met without any management directors or employees present three times last year. Mr. Larsen, the presiding director, chairs these meetings.

Compensation Discussion and Analysis

Our Goal

The goal of our executive compensation program is to retain and reward leaders who create long-term value for our shareowners. This goal affects the compensation elements we use and our compensation decisions. Our compensation program rewards sustained financial and operating performance and leadership excellence, aligns the executives’ long-term interests with those of our shareowners and motivates executives to remain with the company for long and productive careers built on expertise.

Key Considerations in Setting Pay

The following is a summary of key considerations affecting the determination of compensation for the named executives by the MDCC.

Emphasis on Consistent Performance. Our compensation program provides the greatest pay opportunity for executives who demonstrate superior performance for sustained periods of time. Each of our named executives has served the company for at least 25 years, during which time he has held diverse positions with increasing levels of responsibility. The amount of their pay reflects the fact that they have consistently contributed, and are expected to continue to contribute, to the company’s success.

Our emphasis on consistent performance affects our discretionary annual cash bonus and equity incentive compensation, which are determined with the prior year’s award or grant serving as an initial basis for consideration. After an assessment of a named executive’s past performance, and expected future contribution, to the company’s results as well as the performance of any business or function he leads, the MDCC uses its judgment in determining the amount of bonus or equity and the resulting percentage change from the prior year.

Emphasis on Future Pay Opportunity Versus Current Pay. The MDCC strives to provide an appropriate mix of different compensation elements, including finding a balance among current versus long-term compensation and cash versus equity incentive compensation. Cash payments primarily reward recent performance, and equity awards encourage our named executives to continue to deliver results over a longer period of time and serve as a retention tool. The MDCC generally strives to make the total value of the annual equity incentive compensation higher than the annual cash compensation, in order to focus on pay opportunity based on long-term, rather than current, performance. The MDCC believes that named executive compensation should be more at risk by being based on the company’s operating and stock price performance over the long term.

Discretionary Nature of Compensation Programs. Except with respect to our long-term performance awards and the performance share units granted to our CEO in lieu of any other equity awards, both of which depend on achieving specific quantitative performance objectives, the MDCC does not use formulas in determining the amount and mix of compensation. The MDCC believes that solely using annual quantitative performance measurements does not create the appropriate balance of incentives to build long-term shareowner value. Thus, the MDCC evaluates a broad range of both quantitative and qualitative factors, including reliability in delivering financial and growth targets, a track record of integrity, good judgment, the vision and ability to create further growth, and the ability to lead others. The evaluation of a named executive’s performance against his stated objectives plays an important role in awarding the discretionary annual cash bonus, and also contributes to a determination of overall compensation. For annual equity incentive awards, the MDCC primarily considers a named executive’s potential for future successful performance and leadership as part of the executive management team, taking into account past performance as a key indicator.

Significance of Company Results. The MDCC evaluates the named executives’ contributions to the company’s overall performance rather than focusing only on their individual business or function. The MDCC believes that the named executives share the responsibility to support the goals and performance of the company, as key members of the company’s leadership team. While this compensation philosophy influences all of the MDCC’s compensation decisions, it has the biggest impact on annual equity incentive awards, which tend to be similar in size and composition.

Use of Compensation Consultants and Benchmarking Data. Neither the company nor the MDCC currently has any contractual arrangement with any executive compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. Periodically, the company, through its human resources function, and the MDCC have sought the views of Frederic W. Cook & Co., Inc. about market intelligence on compensation trends along with their views on specific compensation programs designed by our human resources function, with the oversight of the MDCC. In 2006 and 2007, the company engaged Hewitt Associates on a limited basis to help ensure that the 2007 Long-Term Incentive Plan, which was approved by our shareowners at the 2007 Annual Meeting, satisfied certain technical requirements. The MDCC and the company have recently adopted a policy that any compensation consultant used to advise on executive compensation will not at the same time advise the company on any other human resources matters. With respect to benchmark data, the MDCC considers executive compensation at each of the other component companies of the Dow Jones Industrial Average only as one among several factors in setting pay. The MDCC does not target a percentile within this Dow 30 peer group and instead uses the comparative data only as a reference point after having determined the types and amount of compensation based on its own evaluation.

No Employment and Severance Agreements. Our named executives do not have employment, severance or change-of-control agreements. They serve at the will of the Board, which enables the company to terminate their employment with discretion as to the terms of any severance arrangement. To preserve the MDCC’s flexibility to consider the facts and circumstances of any particular situation, we provide limited guaranteed post-termination benefits, which are discussed in more detail beginning on page 30, including death and disability benefits. Other than retirement benefits, which serve as a retentive tool, post-employment benefits have little bearing on our compensation decisions.

Compensation Elements We Use to Achieve Our Goal

The following summarizes the compensation elements we use as tools to reward, align and retain our named executives.

Base Salary and Bonus. Base salaries for our named executives depend on the scope of their responsibilities, their leadership skills and values, their performance and length of service. Decisions regarding salary increases are affected by the named executive’s current salary and the amounts paid to their peers within and outside the company. Base salaries are reviewed approximately every 18 months. For each named executive other than the CEO, we pay discretionary cash bonuses each February for the prior year’s performance based upon the evaluation of the MDCC and CEO of their performance against stated goals and objectives. In the case of the CEO, his bonus is also paid each February for the prior year’s performance based on the MDCC’s evaluation as described beginning on page 15.

Stock Options and Restricted Stock Units (RSUs). The company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, align the interests of the named executive with those of our shareowners and retain them. We believe that providing combined grants of stock options and RSUs effectively focuses the named executives on delivering long-term value to our shareowners. Stock options motivate our named executives to increase shareowner value because the options only have value to the extent the price of GE stock on the date of exercise exceeds the stock price on the grant date, and thus compensation is realized only if the stock price increases over the term of the award. RSUs reward and retain the named executives by offering them the opportunity to receive shares of GE stock on the date the restrictions lapse so long as they continue to be employed by the company, with the RSU value linked to the price of GE stock on the date of lapse. To balance upside potential with volatility risk, we have determined that for annual equity incentive awards the total number of shares of GE stock awarded should be divided equally between stock options and RSUs, with stock options converting to RSUs on a 3-to-1 basis. Unvested stock options and RSUs are forfeited if the named executive voluntarily leaves GE, and are generally vested if he reaches age 60 and retires prior to the scheduled vesting. The RSUs pay dividend equivalents prior to the lapse of restrictions, equal to the quarterly dividends on GE stock.

Performance Share Units (PSUs). Since 2003, we have compensated our CEO with PSUs in lieu of any other equity incentive compensation because the MDCC and the CEO believe that his equity awards should be based on key performance measures that are aligned with our shareowners’ interests and fully at risk based on these measures. Half of the PSUs will convert into shares of GE stock only if GE’s cash flow from operating activities, adjusted to exclude the effect of unusual events, has grown an average of 10% or more per year over the performance period, which is generally five years. Otherwise, they will be cancelled. The remaining PSUs will convert into shares of GE stock only if GE’s total shareowner return meets or exceeds that of the S&P 500 over the performance period. Total shareowner return means the cumulative total return on GE stock and the S&P 500 Index, respectively, over the performance period, calculated in the same manner as the performance graph shown in our annual report. Beginning with PSUs granted in September 2006, dividend equivalents are paid out only on shares actually received.

Long-Term Performance Awards (LTPA). Beginning in 1994, contingent LTPA have been granted every three years to our named executives and other select leaders. These awards provide a strong incentive for achieving specified financial performance goals that the MDCC considers to be important contributors to shareowner value. The awards are settled in cash and encourage retention as they are subject to forfeiture if the named executive’s employment terminates for any reason other than death, disability or retirement before the end of the performance period.

Our last grant was made in March 2006 and is payable in 2009 only if the company achieves, on an overall basis for the three-year 2006 to 2008 period, specified goals based on four equally weighted business measurements. These business measurements are: (1) average earnings per share growth rate, (2) average revenue growth rate, (3) cumulative return on total capital, and (4) cumulative cash flow from operating activities. The final amount paid is based on achieving threshold, target or maximum levels for any of the four measurements. As was the case with the awards granted under our prior LTPA program, with results shown in our 2006 Proxy Statement, the goals for the 2006 to 2008 performance period are challenging but achievable.

In 2007, the MDCC modified the method of calculating the payout under the LTPA for participants other than the CEO to be based on a multiple of the named executive’s base salary in effect in February 2009 and the discretionary bonus awarded in February 2009 for the 2008 performance period, rather than a multiple of the base salary in effect in February 2006 and the discretionary annual cash bonus awarded in February 2006 for the 2005 performance period. The MDCC decided to base the LTPA payouts on the most recent compensation awarded prior to payout to provide additional incentive for superior performance and retention, by having final awards better reflect the progression of the named executive’s job responsibilities, experience, performance and pay during the three-year period.

Deferred Compensation. The company offers both a deferred salary plan periodically and an annual deferred bonus plan with only the deferred salary plan providing the payment of an “above-market” rate of interest as defined by the SEC. These plans are available to approximately 4,000 eligible employees in the company who are subject to U.S. federal income taxes. Individuals who are named executives at the time a deferred salary plan is initiated are not offered the opportunity to participate. The plans are intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The deferred salary plan is viewed as a strong retention tool because executives generally must remain with the company for at least five years from the time of deferral to receive any interest on deferred balances. No deferred salary plan was offered in 2007 but such a plan was offered in 2006. The deferred bonus plan allows executives to defer up to 100% of their discretionary annual cash bonus in GE stock units, S&P 500 Index units or cash units. Under this plan, payouts will commence following termination of employment.

Pension Plans. The company provides retirement benefits to the named executives under the GE Pension Plan, the GE Supplementary Pension Plan and the GE Excess Benefits Plan. The GE Pension Plan is a broad-based tax-qualified plan under which employees generally are eligible to retire with unreduced benefits at age 60 or later. The company also offers the GE Supplementary Pension Plan to increase retirement benefits above amounts available under the GE Pension Plan. Unlike the GE Pension Plan, the Supplementary Pension Plan is an unfunded, unsecured obligation of the company and is not qualified for tax purposes. We believe it is a strong retention tool because named executives are generally not eligible for such benefits if they leave the company prior to reaching age 60.

Other Compensation. We provide our named executives with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 20, that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program.

Determining Compensation for Our Chief Executive Officer in 2007

Since 2001, Mr. Immelt has been the company’s CEO and chairman of the Board. Over his 25-year career with the company, he has held a number of key positions, as described in his biography on page 7. Under Mr. Immelt’s leadership, the company has received significant recognition, including being named by FORTUNE magazine as the most admired company globally for five of the past seven years. More than half of the company’s revenues now come from outside the United States, and the company’s portfolio of businesses has been reshaped and built to deliver consistent earnings growth. Revenues have grown 13% year-over-year since 2003, rising to $173 billion in 2007 from $105 billion in 2003, or 65% cumulatively. During the same period, earnings from continuing operations have grown 14% year-over-year, from $13.3 billion in 2003 to $22.5 billion in 2007, or 69% cumulatively. Over $90 billion of cash flow from operating activities has been generated since 2003, enabling the company to return $75 billion to shareowners through dividends and stock buybacks, while at the same time successfully refocusing the company by investing in research and new technologies and by acquiring growth businesses.

At the beginning of each year, Mr. Immelt develops the objectives that he believes need to be achieved for the company to be successful, which he then reviews with the MDCC for the corollary purpose of establishing how his performance will be assessed. These objectives are derived largely from the company’s annual financial and strategic planning sessions, during which in-depth reviews of the company’s growth opportunities are analyzed and goals are established for the upcoming year. They include both quantitative financial measurements and qualitative strategic and operational considerations and are focused on the factors that our CEO and the Board believe create long-term shareowner value. Mr. Immelt reviews and discusses preliminary considerations as to his own compensation with the MDCC. In developing these considerations, he solicits the input of, and receives advice and data from, our senior vice president, human resources. Mr. Immelt does not participate in the final determination of his own compensation.

In determining Mr. Immelt’s compensation for 2007, the MDCC considered his performance against the following goals and objectives:

Financial Objectives	Goal	Performance	Change from Prior Year Results
Revenues (in $ billions)	~170	173	14%
Earnings from continuing operations (in $ billions)	22–23	22.5	16%
Earnings per share (EPS) ($ per share)	2.15–2.20	2.20	18%
Cash flow from operating activities (CFOA) (in $ billions)	22-23	23.3	(2%)
Return on total capital (ROTC) (%)	~19	18.9	30	bp
Margins (%)	~16.9	16.6	70	bp

The MDCC believes that Mr. Immelt performed very well in 2007. He met or exceeded his revenue, earnings, EPS and CFOA targets and made good progress on his ROTC target (+30 basis points). In addition, productivity efforts resulted in a margin expansion of 70 basis points. A comprehensive review of the company’s performance under Mr. Immelt’s leadership can be found in our Annual Report on Form 10-K. In addition to executing the company’s financial plan described above, the MDCC established for 2007 a number of operational and strategic goals for Mr. Immelt. These goals included sustaining financial strength and flexibility, driving organic revenue growth at 2 to 3 times gross domestic product (GDP) and creating a more valuable portfolio of businesses. Retaining an excellent team and a strong culture are ongoing imperatives, and Mr. Immelt was also expected to manage the company’s risk and reputation, build an excellent investor base and lead the Board activities.

Mr. Immelt is continuing to position the company for sustained growth through his strong performance in 2007. This performance, in a difficult economic environment, enabled the company to maintain its solid “Triple-A” credit rating, keep risk at very acceptable levels and return over $25 billion to investors through dividends and the company’s stock buyback program, which was completed one year early. The company exceeded, for the 14th consecutive quarter, its organic revenue growth goal of 2 to 3 times GDP, with revenue from ecomagination-related products and services growing 17%, making this one of GE’s most successful growth initiatives ever.

Mr. Immelt continued to build a more valuable portfolio in 2007, obtaining a highly competitive price for GE Plastics of $11.6 billion, and quickly integrating the newly acquired Smiths Aerospace and VetcoGray businesses. The company has a robust, flexible global platform that has attracted a strong base of value investors. The MDCC believes that Mr. Immelt’s operational and strategic achievements account for GE’s continued high reputation and for GE and its leadership team being consistently ranked among the best in the world in surveys published by FORTUNE, Barron’s and CEO magazines.

Mr. Immelt also had another successful year developing and retaining leaders, managing key leadership transitions at NBCU, Industrial and our human resources function. Mr. Immelt is also continuing to effectively lead the Board by further strengthening its composition and governance practices. In addition, the company successfully negotiated a new four-year labor contract.

Since 2003, Mr. Immelt has received all of his equity incentive compensation in the form of PSUs because the MDCC and Mr. Immelt believe that his equity incentive compensation should be fully at risk and based on key performance measures that are aligned with the interests of our shareowners. As a further indication of Mr. Immelt’s alignment with shareowners, Mr. Immelt purchased 183,000 shares of GE stock in the open market in 2007 and his direct ownership of GE stock as of February 1, 2008 is 1,173,813 shares, 230% of the amount required under the company’s share ownership requirements. He has purchased 469,400 shares in the open market since he became our CEO.

For 2007, based on the MDCC’s evaluation of the company’s performance, his leadership contribution and his potential to enhance long-term shareowner value through continued service, the MDCC increased Mr. Immelt’s cash compensation from $8.3 million to $9.1 million, a 10% increase from 2006. In addition, he was granted 150,000 PSUs on the same terms as the grant he received in September 2006, when he received 250,000 PSUs. Even though Mr. Immelt received fewer PSUs in 2007, the PSU accounting expense reported in the Summary Compensation Table increased. This is primarily attributable to the SFAS 123R expense of PSUs granted to Mr. Immelt prior to 2007, a portion of which was not earned as described in the section below. Under applicable SEC rules, this expense must be recognized over the life of the grant, which is generally five years. In 2007, we recognized expenses relating to six PSU grants, compared with five in 2006 ($8.6 million in 2007 versus $6.1 million in 2006). We believe it is important to clarify the value of PSUs to Mr. Immelt on realization versus the accounting charge since they are 100% at risk and have outcomes that are unknown. Including the SFAS 123R accounting charge and all other compensation, Mr. Immelt’s total compensation for 2007 was $19,591,580, a 10% increase from 2006. We believe that Mr. Immelt’s total compensation is closely connected with the company’s objective to reward, align, motivate and challenge Mr. Immelt to continue leading the company successfully.

PSUs Vested in 2008. In February 2008, Mr. Immelt received 125,000 shares from the 250,000 PSUs granted to him in 2003 and 90,000 shares from the 180,000 PSUs granted to him in 2006. As shown in the table below, pursuant to the terms of these grants, 50% of the PSUs converted into shares of GE stock because GE’s cash flow from operating activities had grown an average of more than 10% per year over the performance period. The remaining 50% of the PSUs, representing shares with a market value of $7.3 million on the vesting date, were cancelled since GE’s total shareowner return had not met or exceeded that of the S&P 500 over the performance period.

PSU Performance Results Versus Goals:

PSU Grant Date	Number of PSUs Granted		Performance Period		Total Shareowner Return		Average CFOA Growth		PSUs Earned[1]	PSUs Cancelled[1]
					GE	Goal (S&P 500)	GE	Goal
9/15/2003	250,000		5 years	[2]	75%	83%	21%	10%	125,000	125,000
2/10/2006	180,000		2 years	[3]	12%	22%	17%	10%	90,000	90,000

Total	430,000	[4]							215,000	215,000
							Market Value[5]		$7,275,600	$7,275,600

1    All of the PSUs, including those cancelled, are accounted for in the SFAS 123R expense shown in the Summary Compensation Table for Mr. Immelt.

2    January 1, 2003 – December 31, 2007

3    January 1, 2006 – December 31, 2007

4    The company’s total SFAS 123R expense for these PSUs was $11,176,462 over the performance period.

5    Based on the closing price of GE stock of $33.84 on the vesting date, February 8, 2008.

Determining Compensation for Our Other Named Executives in 2007

Each other named executive is a leader of an individual business or function and a vice chairman of the company. As part of the executive management team, they report directly to Mr. Immelt, who develops the objectives that each individual is expected to achieve, and against which their performance is assessed. Similar to Mr. Immelt, these objectives are reviewed with the MDCC at the beginning of each year and are derived largely from the company’s annual financial and strategic planning sessions in which the other named executives participate.

Like Mr. Immelt, their objectives include both quantitative financial measurements and qualitative strategic and operational considerations affecting the company and the businesses or function that the named executives lead. Mr. Immelt leads the assessment of a named executive’s individual performance against the objectives, the company’s overall performance and the performance of his business or function. He then makes an initial compensation recommendation to the MDCC for each named executive, again with the advice of our senior vice president, human resources. The named executives do not play a role in their compensation determination, other than discussing with the CEO their individual performance against their predetermined objectives.

Keith Sherin. Mr. Sherin has been our chief financial officer since 1998 and was named a vice chairman in July 2007. Since he joined GE in 1981, he has assumed roles with increasing responsibilities at many of our key businesses. As the leader of the company’s finance organization, Mr. Sherin’s financial objectives focus on the overall performance of the company and are the same as Mr. Immelt’s. His strategic and operational goals included supporting the businesses with strong and effective finance and controllership functions, leading efforts toward improving those functions, managing healthcare and pension costs, continuing to build relationships with investors, and helping the company sustain its “Triple-A” credit rating in order to access capital on a cost-effective basis.

As described in the above review of Mr. Immelt’s performance and the company’s Annual Report on Form 10-K, the company delivered strong financial results in 2007, and Mr. Sherin’s financial leadership was instrumental in achieving these results. In a difficult economic environment, Mr. Sherin’s financial leadership across the company’s businesses was critical to maintaining a strong balance sheet and “Triple-A” credit rating. Important steps were taken to strengthen the company’s controllership and finance functions by enhancing the company’s technical accounting resources and internal audit function. Mr. Sherin also led efforts to control pension and retiree healthcare costs thereby improving GE’s competitiveness. Mr. Sherin was promoted to vice chairman in 2007, reflecting his success as a GE leader and effective communicator with our investors as well as his contributions to building a stronger finance function.

In light of the assessment of Mr. Sherin’s achievements, he received a $3,000,000 cash bonus, an 18% increase from 2006. In addition, his annual base salary was increased to $1,500,000 effective August 2007 following his promotion to vice chairman. Mr. Sherin received 275,000 stock options and 91,667 RSUs in 2007. His total compensation is in the Summary Compensation Table on page 20.

Mike Neal. Mr. Neal has been the leader of our Commercial Finance business since 2002 and is also a vice chairman of the company. Previously, he was the president and chief operating officer of GE Capital, and held several leadership positions at other businesses since he joined GE in 1979. Mr. Neal’s financial objectives focused on increasing assets, revenues, net income and return on equity in the Commercial Finance business. His strategic and operational goals included accelerating the global growth of his business and improving the business’ margins.

Commercial Finance under Mr. Neal’s leadership had a strong year in 2007. Revenues grew by 11%, to $34.3 billion, and net income of $6.0 billion was a 14% increase from the prior year. Assets grew 23%, to $310 billion, with Europe and Asia growing by more than 30%, while risk and costs were controlled effectively. Although the real estate market presented significant challenges, Mr. Neal demonstrated great leadership in guiding Commercial Finance through this difficult environment and limiting the company’s exposure.

In light of the assessment of Mr. Neal’s achievements, he received a $3,880,000 cash bonus, an 18% increase from 2006. In addition, Mr. Neal received 275,000 stock options and 91,667 RSUs in 2007. His total compensation is in the Summary Compensation Table on page 20.

John Rice. Mr. Rice has been the leader of our Infrastructure business since 2006 and is also a vice chairman of the company. During his career at GE, which began in 1978, he has served as president and CEO of GE Industrial, GE Energy and GE Transportation Systems. For 2007, Mr. Rice’s key financial objectives included increasing revenues, operating profit, net income, cash flow from operating activities and margins in the Infrastructure business. His strategic and operational goals included launching new key technologies to drive performance and margins, integrating acquisitions and managing and improving profits in important business areas that are underperforming.

Mr. Rice led Infrastructure in 2007 to a strong performance, and successfully completed the integration of key acquisitions in the Aviation business (Smiths Aerospace) and Oil & Gas (VetcoGray). Revenue grew by 23%, operating profit increased 22% and cash flow from operating activities exceeded $9 billion. The performances by the Energy and Oil & Gas businesses were particularly good, and a solid turnaround at the Water business is well underway. Major equipment orders and backlog are at historic highs, as are the growth and business operations in emerging markets. Under Mr. Rice’s leadership, Infrastructure has been very successfully positioned for future growth.

In light of the assessment of Mr. Rice’s achievements, he received a $3,000,000 cash bonus, an 18% increase from 2006. Mr. Rice received 275,000 stock options and 91,667 RSUs in 2007. His total compensation is in the Summary Compensation Table on page 20.

Bob Wright. Mr. Wright has built a long and distinguished career with GE. After 21 years leading and building NBCU, he stepped down as NBCU’s CEO in February 2007, and subsequently as NBCU’s chairman at the end of April 2007. Throughout 2007, Mr. Wright was instrumental in transitioning the leadership of NBCU to Mr. Zucker and helping him launch a very successful turnaround of this business. In addition, Mr. Wright supported the chairman on a number of broader company-wide activities that included developing longer-term business strategies for the company and NBCU. Mr. Wright also provided his leadership and substantial industry expertise to various public policy issues of importance to the company, anti-piracy being key among these, and continued his participation on a number of boards of GE affiliates to ensure that the interests of GE were well served.

In light of the assessment of Mr. Wright’s achievements, he received a $7,590,000 cash bonus, a 10% increase from 2006. He did not receive any equity incentive compensation in 2007. His total compensation is in the Summary Compensation Table on page 20.

Other Compensation Practices

Role of the MDCC and Executives in Establishing and Implementing Compensation Goal. The MDCC has the primary responsibility for assisting the Board in developing and evaluating potential candidates for executive positions and for overseeing the development of executive succession plans. As part of this responsibility, the MDCC oversees the design, development and implementation of the compensation program for the CEO and the other named executives. Our CEO and senior vice president, human resources, assist the MDCC in administering our compensation programs. The senior vice president, human resources, assists the MDCC and participates in its deliberations about compensation matters by providing advisory services and information, such as past compensation, compensation practices and guidelines, company performance, current industry compensation practices and competitive market information. Information setting forth the total annual compensation of each named executive, and potential retirement benefits accruing to each, is also assembled by the human resources function for the MDCC.

Share Ownership Requirements. We require our named executives to own significant amounts of GE stock. These share ownership requirements are set forth in the Nominating and Corporate Governance Committee’s key practices, which are published on GE’s website under the Governance section of Our Company at www.ge.com/company/governance/board/mngment_dev_key_practices07.pdf. The named executives’ ownership is shown in the share ownership table on page 34. In addition, they are required to hold for at least one year any net shares of GE stock that they receive through the exercise of stock options. We prohibit short sales on GE stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to GE stock, by our named executives.

Equity Grant Practices. The exercise price of each stock option awarded under our long-term incentive plan is the closing price of GE stock on the date of grant, which is the date of the MDCC meeting at which equity awards for the named executives are determined. Board and committee meetings are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the company. We prohibit the repricing of stock options.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). For 2007, the grants of stock options, RSUs and PSUs and the payments of discretionary annual cash bonuses were designed to satisfy the requirements for deductible compensation.

Potential Impact on Compensation from Executive Misconduct. If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board may take a range of actions to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Compensation Committee Report

The MDCC has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for 2007 and the company’s 2008 proxy statement. This report is provided by the following independent directors, who comprise the committee:

Ralph S. Larsen (Chairman)	Sam Nunn
Claudio X. Gonzalez	Douglas A. Warner III
Andrea Jung

Summary Compensation Table

Name and Principal Position	Year	Salary[1]	Bonus	Stock Awards[2]		Option Awards[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5]	All Other Compensation[6]	Total
Jeffrey R. Immelt,	2007	$3,300,000	$5,800,000	$9,802,359	[3]	$214,664	$78,290	$396,267	$19,591,580
Chairman of the Board and CEO	2006	3,300,000	5,000,000	7,404,209	[3]	574,322	1,036,908	548,013	17,863,452
Keith S. Sherin,	2007	$1,354,167	$3,000,000	$3,076,095		$1,714,833	$1,281,453	$275,400	$10,701,948
Vice Chairman and CFO	2006	1,225,000	2,550,000	2,808,919		2,225,749	1,564,398	308,222	10,682,288
Michael A. Neal,	2007	$1,550,000	$3,880,000	$4,212,201		$1,457,839	$2,979,130	$343,674	$14,422,844
Vice Chairman	2006	1,400,000	3,300,000	3,906,929		1,759,672	3,032,927	294,872	13,694,400
John G. Rice,	2007	$1,550,000	$3,000,000	$4,406,900		$1,714,833	$1,852,735	$393,825	$12,918,293
Vice Chairman	2006	1,400,000	2,550,000	4,122,437		2,225,749	2,183,677	335,866	12,817,729
Robert C. Wright,	2007	$2,750,000	$7,590,000	$1,943,665		$1,303,005	$1,072,075	$1,314,005	$15,972,750
Vice Chairman	2006	2,500,000	6,900,000	2,516,712		2,473,683	2,422,714	1,010,780	17,823,889

1    Messrs. Sherin and Rice deferred a portion of their salaries under the 2006 Executive Deferred Salary Plan. They were not named executives at the time this plan was initiated. The amounts are also part of the Nonqualified Deferred Compensation table on page 30. In addition, each of the named executives contributed a portion of his salary to the company’s 401(k) savings plan.

2    This column represents the dollar amounts recognized for the 2007 and 2006 fiscal years for the fair value of PSUs and RSUs granted in those years, as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For RSUs, fair value is calculated using the closing price of GE stock on the date of grant. As Mr. Wright is eligible for retirement, the fair value of his awards that have been held for more than a year have already been fully expensed. For additional information, refer to note 23 of the GE financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2007, refer to the note on Other Stock-Related Information for the GE financial statements in the Form 10-K for the respective year-end. Refer to note 3 below for a discussion of the calculation of the fair value of PSUs. See the Grants of Plan-Based Awards table for information on grants awarded in 2007. These amounts reflect the company’s accounting expense, and do not correspond to the actual value that will be realized by the named executives.

3    This amount represents the company’s accounting expense for PSUs pursuant to SFAS 123R and SEC rules. It reflects the expense for all previously granted PSUs, not only those granted in 2006 or 2007. The actual value received depends on performance: 50% of the PSUs converts into GE stock only if GE’s cash flow from operating activities, adjusted to exclude the effect of unusual events, has grown an average of 10% or more per year over the performance period and 50% converts into GE stock only if GE’s total shareowner return meets or exceeds that of the S&P 500 over the performance period. Accordingly, Mr. Immelt may receive 0%, 50% or 100% of each PSU grant. For example, as described in the Compensation Discussion and Analysis on page 17, Mr. Immelt did not earn 50%, or a total of 215,000 shares, from the PSUs granted to him in September 2003 and February 2006 because the total shareowner return condition was not met. Although the PSUs not earned by Mr. Immelt were cancelled, the related accounting expense of $4.3 million has been disclosed as compensation to Mr. Immelt over the performance period. In measuring fair value, SFAS 123R distinguishes between the PSU vesting condition related to the company’s stock price and the non-stock price related performance condition. The restrictions on the PSUs lapse at the MDCC meeting in February following the end of the performance period.

4    This column represents the dollar amounts recognized for the 2007 and 2006 fiscal years for the fair value of stock options granted in those years, as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. As Mr. Wright is eligible for retirement, the fair value of his awards that have been held for more than a year have already been fully expensed. For information on the valuation assumptions, refer to note 23 of the GE financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2007, refer to the note on Other Stock-Related Information for the GE financial statements in the Form 10-K for the respective year-end. See the Grants of Plan-Based Awards table for information on options granted in 2007. These amounts reflect the company’s accounting expense, and do not correspond to the actual value that will be realized by the named executives.

5    This column represents the sum of the change in pension value and nonqualified deferred compensation earnings for each of the named executives. The change in pension value in 2007 was $(99,861), $1,221,780, $2,913,282, $1,759,575 and $488,342 for Messrs. Immelt, Sherin, Neal, Rice and Wright, respectively. The negative value for Mr. Immelt was primarily due to an increase in the discount rate used to calculate the present value of his benefit, partially offset by an additional year of pension accrual. In accordance with SEC rules, the amount included in this column relating to the change in pension value for Mr. Immelt is $0. See the Pension Benefits table on page 28 for additional information, including the present value assumptions used in this calculation. In 2007, the above-market earnings on the executive deferred salary plans in which the named executives participated were $78,290, $59,673, $65,848, $93,160 and $583,733 for Messrs. Immelt, Sherin, Neal, Rice and Wright, respectively. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 8.5% to 14% interest contingently credited by the company on salary deferred by the named executives under various executive deferred salary plans in effect between 1987 and 2007. See Nonqualified Deferred Compensation beginning on page 29 for additional information.

6    See the All Other Compensation table below for additional information.

All Other Compensation

We provide our named executives with additional benefits, reflected in the All Other Compensation table below for 2007, that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program. We believe that these benefits generally allow our named executives to work more efficiently, and the costs of these benefits constitute only a small percentage of each named executive’s total compensation.

Name of Executive	Other Benefits[1]	Tax Payments[2]	Value of Supplemental Life Insurance Premiums[3]	Payments Relating to Employee Savings Plan[4]	Total
Immelt	$260,980	$0	$127,412	$7,875	$396,267
Sherin	101,692	8,470	73,263	91,975	275,400
Neal	106,065	0	125,634	111,975	343,674
Rice	190,815	10,738	93,397	98,875	393,825
Wright	355,882	43,539	697,609	216,975	1,314,005

1    See the Other Benefits table below for additional information.

2    This column reports amounts reimbursed for the payment of taxes with respect to financial counseling, tax preparation services and the personal use of car service. See the Other Benefits table below for the incremental costs associated with providing these services.

3    This column reports taxable payments made to the named executives to cover premiums for universal life insurance policies owned by the executives. These policies include: (a) Executive Life, which provides universal life insurance policies for the named executives totaling $3 million in coverage at the time of enrollment, increased 4% annually thereafter, and (b) Leadership Life, which provides universal life insurance policies for the company’s executive-band employees and above with coverage of two times their salary plus 100% of their latest bonus payments. The amount for Mr. Wright also includes Supplemental Life, the predecessor plan to Executive Life.

4    This column reports: (a) company matching contributions to the named executives’ 401(k) savings account of 3.5% of pay up to the limitations imposed under IRS rules, and (b) other than for Mr. Immelt, related matching deferred bonus credits of 3.5% of certain pay in excess of amounts eligible for matching under the 401(k) savings plan. See Nonqualified Deferred Compensation beginning on page 29 for a further description of the company contributions related to nonqualified deferred compensation.

Other Benefits

The following table describes other benefits and the incremental cost to the company of providing them in 2007. The total amount of these other benefits is included in the All Other Compensation table above for each named executive.

Name of Executive	Use of Aircraft[1]	Leased Cars[2]	Financial Counseling and Tax Preparation[3]	Other[4]	Total
Immelt	$235,727	$0	$0	$25,253	$260,980
Sherin	55,865	28,008	12,000	5,819	101,692
Neal	105,347	718	0	0	106,065
Rice	123,706	29,237	15,341	22,531	190,815
Wright	263,557	25,515	49,550	17,260	355,882

1    The calculation of incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity: a portion of ongoing maintenance and repairs, aircraft fuel, satellite communications and any travel expenses for the flight crew. It excludes non-variable costs, such as exterior paint, interior refurbishment and regularly scheduled inspections, which would have been incurred regardless of whether there was any personal use of aircraft.

2    Includes expenses associated with the leased cars program, such as leasing and management fees, administrative costs and gas allowance.

3    Includes expenses associated with the use of advisors for financial, estate and tax preparation and planning, as well as investment analysis and advice.

4    This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive. These other benefits included: (a) car service fees, (b) alarm and generator installation, maintenance and monitoring, (c) participation in the Executive Products and Lighting Program, and (d) an annual physical examination.

Grants of Plan-Based Awards

The following table provides information about equity awards granted to the named executives, other than Mr. Wright, in 2007: (1) the grant date, (2) estimated future payouts under equity incentive plan awards, which consist of the PSUs awarded to Mr. Immelt, (3) the number of shares underlying all other stock awards, which consist of RSUs awarded to certain named executives, (4) all other awards, which consist of the number of shares underlying stock options awarded to certain named executives, (5) the exercise price of the stock option awards, which reflects the closing price of GE stock on the date of grant, and (6) the grant date fair value of each equity award computed under SFAS 123R.

Name of Executive	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards[1]	All Other Stock Awards: Number of Shares of Stock or Units[2]	All Other Awards: Number of Securities Underlying Options[3]	Exercise or Base Price of Option Awards	Full Grant Date Fair Value[4]
		Maximum
Immelt	11/2/2007	150,000				$4,713,000
Sherin	9/7/2007		91,667			$3,552,096
	9/7/2007			275,000	$38.75	2,563,000
Neal	9/7/2007		91,667			$3,552,096
	9/7/2007			275,000	$38.75	2,563,000
Rice	9/7/2007		91,667			$3,552,096
	9/7/2007			275,000	$38.75	2,563,000

1    This column shows the number of PSUs granted in 2007 to Mr. Immelt, which is the maximum number of PSUs that will convert into shares of GE stock at the end of the five-year performance period, if GE achieves the specified performance conditions. The terms of the PSUs are described in note 3 of the Summary Compensation Table on page 20.

2    This column shows the number of RSUs granted, which will vest and convert into shares of GE stock ratably in five equal annual installments beginning on September 7, 2008, and each year thereafter following the date of grant. During the restricted period, each RSU entitles the individual to receive quarterly payments from the company equal to the quarterly dividends on one share of GE stock.

3    This column shows the number of stock options granted, which will vest and become exercisable ratably in five equal annual installments, beginning on September 7, 2008, and each year thereafter following the date of grant.

4    This column shows the full grant date fair value of PSUs under SFAS 123R granted to Mr. Immelt, and the full grant date fair value of RSUs and stock options under SFAS 123R granted to the other named executives in the table, in 2007. Generally, the full grant date fair value is the amount that the company will expense in its financial statements over the award’s vesting schedule. See note 3 of the Summary Compensation Table for a discussion of the fair value calculation related to the PSUs. For RSUs, fair value is calculated using the closing price of GE stock on the grant date of $38.75. For stock options, fair value is calculated using the Black Scholes value on the grant date of $9.32. For additional information on the valuation assumptions, refer to note 23 of the GE financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock option and stock awards by the named executives. This table includes unexercised and unvested option awards, unvested RSUs, or PSUs with vesting conditions that were not satisfied as of December 31, 2007. Each equity grant is shown separately for each named executive. The vesting schedule for each outstanding award is shown following this table, based on the option or stock award grant date. The option exercise prices shown below indicate rounding with respect to prices prior to 2000, which extended to four decimal points. For additional information about the stock option and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis on page 14.

Option Awards						Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1]
Immelt						7/3/1989		60,000	$2,224,200
						12/20/1991		72,000	2,669,040
						6/23/1995		75,000	2,780,250
						6/26/1998		112,500	4,170,375
	9/11/1998	270,000		$26.42	9/11/2008
	9/10/1999	375,000		39.73	9/10/2009
	9/22/2000	350,000		57.31	9/22/2010
	11/24/2000	200,000		49.38	11/24/2010
						11/24/2000		150,000	5,560,500
	7/26/2001	800,000		43.75	7/26/2011
	9/26/2001	400,000		35.48	9/26/2011
	9/13/2002	1,000,000		27.05	9/13/2012
						9/15/2003				250,000	[2]	$9,267,500
						9/17/2004	(a)			250,000		9,267,500
						9/16/2005	(a)			250,000		9,267,500
						2/10/2006				180,000	[2]	6,672,600
						9/8/2006	(a)			250,000		9,267,500
						11/2/2007				150,000		5,560,500

Option Awards						Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1]
Sherin						12/20/1996		30,000	$1,112,100
						6/26/1998		45,000	1,668,150
	9/11/1998	75,000		$26.42	9/11/2008
						7/29/1999		30,000	1,112,100
	9/10/1999	150,000		39.73	9/10/2009
						6/2/2000		30,000	1,112,100
	9/22/2000	150,000		57.31	9/22/2010
	7/26/2001	225,000		43.75	7/26/2011
						9/10/2001		37,500	1,390,125
	9/26/2001	112,500		35.48	9/26/2011
	9/13/2002	350,000		27.05	9/13/2012
						9/12/2003	(a)	26,667	988,546
	9/12/2003	192,000	48,000	31.53	9/12/2013
						9/12/2003	(b)	93,750	3,475,313
	9/17/2004	162,000	108,000	34.22	9/17/2014
						9/17/2004	(b)	30,000	1,112,100
	9/16/2005	120,000	180,000	34.47	9/16/2015
						9/16/2005	(b)	66,667	2,471,346
	9/8/2006	50,000	200,000	34.01	9/8/2016
						9/8/2006	(b)	83,334	3,089,191
	9/7/2007		275,000	38.75	9/7/2017
						9/7/2007		91,667	3,398,096
Neal						6/24/1994		60,000	$2,224,200
						6/23/1995		75,000	2,780,250
						6/26/1998		45,000	1,668,150
	9/11/1998	108,000		$26.42	9/11/2008
						7/29/1999		30,000	1,112,100
	9/10/1999	135,000		39.73	9/10/2009
						6/22/2000		30,000	1,112,100
						7/27/2000		7,500	278,025
	9/22/2000	125,000		57.31	9/22/2010
	7/26/2001	160,000		43.75	7/26/2011
	9/26/2001	80,000		35.48	9/26/2011
	9/13/2002	250,000		27.05	9/13/2012
						3/14/2003		18,000	667,260
						9/12/2003	(a)	20,000	741,400
	9/12/2003	144,000	36,000	31.53	9/12/2013
						9/12/2003	(b)	56,250	2,085,188
	9/17/2004	126,000	84,000	34.22	9/17/2014
						9/17/2004	(b)	23,334	864,991
						7/1/2005		200,000	7,414,000
	9/16/2005	96,000	144,000	34.47	9/16/2015
						9/16/2005	(b)	53,334	1,977,091
	9/8/2006	50,000	200,000	34.01	9/8/2016
						9/8/2006	(b)	83,334	3,089,191
	9/7/2007		275,000	38.75	9/7/2017
						9/7/2007		91,667	3,398,096

Option Awards						Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1]
Rice						6/23/1995		45,000	$1,668,150
						6/26/1998		60,000	2,224,200
	9/11/1998	120,000		$26.42	9/11/2008
						7/29/1999		30,000	1,112,100
	9/10/1999	150,000		39.73	9/10/2009
						7/27/2000		30,000	1,112,100
	9/22/2000	150,000		57.31	9/22/2010
	7/26/2001	225,000		43.75	7/26/2011
						9/10/2001		37,500	1,390,125
	9/26/2001	112,500		35.48	9/26/2011
	9/13/2002	350,000		27.05	9/13/2012
						9/12/2003	(a)	26,667	988,546
	9/12/2003	192,000	48,000	31.53	9/12/2013
						9/12/2003	(b)	93,750	3,475,313
	9/17/2004	162,000	108,000	34.22	9/17/2014
						9/17/2004	(b)	30,000	1,112,100
						7/1/2005		200,000	7,414,000
	9/16/2005	120,000	180,000	34.47	9/16/2015
						9/16/2005	(b)	66,667	2,471,346
	9/8/2006	50,000	200,000	34.01	9/8/2016
						9/8/2006	(b)	83,334	3,089,191
	9/7/2007		275,000	38.75	9/7/2017
						9/7/2007		91,667	3,398,096
Wright						6/27/1986		216,000	$8,007,120
						7/3/1989		270,000	10,008,900
						6/26/1992		270,000	10,008,900
						6/23/1995		180,000	6,672,600
						6/26/1998		90,000	3,336,300
	9/11/1998	375,000		$26.42	9/11/2008
	9/10/1999	450,000		39.73	9/10/2009
						7/27/2000		100,000	3,707,000
	9/22/2000	400,000		57.31	9/22/2010
	7/26/2001	500,000		43.75	7/26/2011
	9/26/2001	250,000		35.48	9/26/2011
	9/13/2002	625,000		27.05	9/13/2012
						9/12/2003	(a)	46,667	1,729,946
	9/12/2003	336,000	84,000	31.53	9/12/2013
						7/29/2004		50,000	1,853,500
	9/17/2004	252,000	168,000	34.22	9/17/2014
						9/17/2004	(b)	46,667	1,729,946
	9/16/2005	120,000	180,000	34.47	9/16/2015
						9/16/2005	(b)	66,667	2,471,346
	9/8/2006	50,000	200,000	34.01	9/8/2016
						9/8/2006	(b)	83,334	3,089,191

1    The market value of the stock awards and the equity inventive plan awards represents the product of the closing price of GE stock as of December 31, 2007, which was $37.07, and the number of shares underlying each such award. The market value for the equity inventive plan awards, representing PSUs, also assumes the satisfaction of both the cumulative total shareowner return condition and the average cash flow from operating activities condition as of December 31, 2007.

2    Additional information on the actual value realized by Mr. Immelt on these awards is in the Compensation Discussion and Analysis on page 17.

(a), (b)    Indicates grants made on the same day with different vesting schedules as set forth in the tables below.

Option Awards Vesting Schedule

Grant Date	Vesting Schedule
9/11/1998	50% vested in 2001 and 50% vested in 2003
9/10/1999	50% vested in 2002 and 50% vested in 2004
9/22/2000	50% vested in 2003 and 50% vested in 2005
11/24/2000	50% vested in 2003 and 50% vested in 2005
7/26/2001	50% vested in 2003 and 50% vested in 2005
9/26/2001	50% vested in 2004 and 50% vested in 2006
9/13/2002	20% vested each year for five years from date of grant (2003-2007)
9/12/2003	20% vested and vests each year for five years from date of grant (2004-2008)
9/17/2004	20% vested and vests each year for five years from date of grant (2005-2009)
9/16/2005	20% vested and vests each year for five years from date of grant (2006-2010)
9/8/2006	20% vested and vests each year for five years from date of grant (2007-2011)
9/7/2007	20% vests each year for five years from date of grant (2008-2012)

Stock Awards Vesting Schedule

Grant Date	Vesting Schedule
6/27/1986	Vests upon retirement
7/3/1989	Vests upon retirement
12/20/1991	Vests upon retirement
6/26/1992	Vests upon retirement
6/24/1994	Vests upon retirement
6/23/1995	Vests upon retirement
12/20/1996	Vests upon retirement
6/26/1998	Vests upon retirement
7/29/1999	Vests upon retirement
6/2/2000	Vests upon retirement
6/22/2000	Vests upon retirement
7/27/2000	Vests upon retirement
11/24/2000	Vests upon retirement
9/10/2001	One-third vests in 2008 and two-thirds vest upon retirement
3/14/2003	Vests in 2008
9/12/2003(a)	Vests in 2008
9/12/2003(b)	One-third vests in 2008, one-third vests in 2013 and one-third vests upon retirement
9/15/2003	Vests upon the satisfaction of performance conditions at the end of 2007 and continued employment through the MDCC meeting in the following February
7/29/2004	Vests upon retirement
9/17/2004(a)	Vests upon the satisfaction of performance conditions at the end of 2008 and continued employment through the MDCC meeting in the following February
9/17/2004(b)	Vests in 2009
7/1/2005	25% vests in 2008, 25% vests in 2010, 25% vests in 2015 and 25% vests upon retirement
9/16/2005(a)	Vests upon the satisfaction of performance conditions at the end of 2009 and continued employment through the MDCC meeting in the following February
9/16/2005(b)	50% vests in 2008 and 50% vests in 2010
2/10/2006	Vests upon the satisfaction of performance conditions at the end of 2007 and continued employment through the MDCC meeting in the following February
9/8/2006(a)	Vests upon the satisfaction of performance conditions at the end of 2010 and continued employment through the MDCC meeting in the following February
9/8/2006(b)	50% vests in 2009 and 50% vests in 2011
9/7/2007	20% vests each year for five years from date of grant (2008–2012)
11/2/2007	Vests upon the satisfaction of performance conditions at the end of 2011 and continued employment through the MDCC meeting in the following February

Option Exercises and Stock Vested

The following table provides information, for the named executives, on (1) stock option awards exercised during 2007, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of stock awards in the form of RSUs and the value realized, each before payment of any applicable withholding tax and brokerage commission. As described in the Compensation Discussion and Analysis, these named executives are required to hold the net shares acquired upon the exercise of stock options for at least one year. The exercise prices reported in the notes below indicate rounding, since prices prior to 2000 extended to four decimal points. Mr. Immelt retained all of the shares he acquired upon the exercise of stock options and the shares he received upon the vesting of RSUs. He has not sold any of the shares he acquired upon the exercise of stock options or received upon the vesting of RSUs since he became our CEO in 2001 and is committed to continue this practice as long as he serves as our CEO.

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Immelt[1]	180,000	$3,028,806	79,000	$2,958,575
Sherin[2]	60,000	1,009,602	45,000	1,770,938
Neal[3]	96,000	1,615,363	60,083	2,280,164
Rice[4]	105,000	1,527,404	45,000	1,794,525
Wright[5]	360,000	6,057,612	146,667	5,795,280

1     Mr. Immelt exercised 180,000 expiring stock options on August 2, 2007, with an exercise price of $22.08 and market price of $38.91, and he retained all the shares (45,030 shares) after the payment of the exercise price and taxes. Upon the lapse of RSUs, he acquired 4,000 shares with a market price of $40.36 on October 28, 2007, and 75,000 shares with a market price of $37.30 on November 24, 2007.

2     Mr. Sherin exercised 60,000 stock options on August 2, 2007, with an exercise price of $22.08 and market price of $38.91. Upon the lapse of RSUs, he acquired 15,000 shares with a market price of $37.67 on June 2, 2007, and 30,000 shares with a market price of $40.20 on September 17, 2007.

3     Mr. Neal exercised 96,000 stock options on August 2, 2007, with an exercise price of $22.08 and market price of $38.91. Upon the lapse of RSUs, he acquired 18,000 shares with a market price of $34.15 on March 14, 2007, 15,000 shares with a market price of $38.70 on June 22, 2007, 3,750 shares with a market price of $39.25 on July 27, 2007, and 23,333 shares with a market price of $40.20 on September 17, 2007.

4     Mr. Rice exercised 35,000 stock options on January 31, 2007, with an exercise price of $22.08 and a market price of $36.00, 35,000 stock options on April 25, 2007, with an exercise price of $22.08 and a market price of $34.98, and 35,000 stock options on August 2, 2007, with an exercise price of $22.08 and a market price of $38.91. Upon the lapse of RSUs, he acquired 15,000 shares with a market price of $39.25 on July 27, 2007, and 30,000 shares with a market price of $40.20 on September 17, 2007.

5     Mr. Wright exercised 360,000 stock options on August 2, 2007, with an exercise price of $22.08 and a market price of $38.91. Upon the lapse of RSUs, he acquired 50,000 shares with a market price of $39.25 on July 27, 2007, 50,000 shares with a market price of $39.15 on July 29, 2007, and 46,667 shares with a market price of $40.20 on September 17, 2007.

Pension Benefits

The table below sets forth information on the pension benefits for the named executives under each of the following pension plans:

•

GE Pension Plan. The GE Pension Plan is a funded and tax-qualified retirement program that covers eligible employees. As applicable to the named executives, the plan provides benefits based primarily on a formula that takes into account the named executive’s earnings for each fiscal year. Since 1989, the formula provides an annual benefit accrual equal to 1.45% of the named executive’s earnings for the year up to “covered compensation” and 1.9% of his earnings for the year in excess of “covered compensation.” “Covered compensation” is $35,000 for 2007 and has varied over the years based in part on changes in the average of the Social Security taxable wage bases. The named executive’s annual earnings taken into account under this formula include base salary and up to one-half of his bonus payments, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($225,000 for 2007). As a result, for service in 2007 the maximum incremental annual benefit a named executive could have earned toward his total pension payments under this formula was $4,117.50 ($343.13 per month), payable after retirement as described below. Over the years, we have made special one-time adjustments to this plan that increased eligible participants’ pensions, and such an adjustment was made in 2007.

The accumulated benefit an employee earns over his or her career with the company is payable starting after retirement on a monthly basis for life with a guaranteed minimum term of five years. The normal retirement age as defined in this plan is 65. For employees who commenced service prior to 2005, including the named executives, retirement may occur at age 60 without any reduction in benefits. Employees vest in the GE Pension Plan after five years of qualifying service. In addition, the plan provides for Social Security supplements and spousal joint and survivor annuity options, and requires employee contributions.

Benefits under the GE Pension Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2007 is $180,000 per year for a single life annuity payable at an IRS-prescribed retirement age. This ceiling may be actuarially adjusted in accordance with IRS rules for items such as employee contributions, other forms of distribution and different annuity starting dates.

•

GE Supplementary Pension Plan. The company offers the GE Supplementary Pension Plan to eligible employees in the executive-band and above to provide for retirement benefits above amounts available under the company’s tax-qualified and other pension programs. The Supplementary Pension Plan is unfunded and is not qualified for tax purposes. An employee’s annual supplementary pension, when combined with certain amounts payable under the company’s tax-qualified and other pension programs and Social Security, will equal 1.75% of the employee’s “earnings credited for retirement benefits” multiplied by the number of the employee’s years of credited service, up to a maximum of 60% of such earnings credited for retirement benefits. The “earnings credited for retirement benefits” are the employee’s average annual compensation (base salary and bonus) for the highest 36 consecutive months out of the last 120 months prior to retirement. Employees are generally not eligible for benefits under the Supplementary Pension Plan if they leave the company prior to reaching age 60. The normal retirement age as defined in this plan is 65. For employees who commenced service prior to 2005, including the named executives, retirement may occur at age 60 without any reduction in benefits. Benefits under the Supplementary Pension Plan are generally payable at the same time and in the same manner as the GE Pension Plan.

•

GE Excess Benefits Plan. The GE Excess Benefits Plan is unfunded and not qualified for tax purposes. Benefits payable under this program are equal to the excess of (1) the amount that would be payable in accordance with the terms of the GE Pension Plan disregarding the limitations imposed pursuant to Section 415 of the Internal Revenue Code over (2) the pension actually payable under the GE Pension Plan taking such Section 415 limitations into account. Benefits under the Excess Benefits Plan are generally payable at the same time and in the same manner as the GE Pension Plan. The company expects only insignificant accruals under this plan.

No pension benefits were paid to any of the named executives in the last fiscal year.

The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2007, for the named executives under each plan based upon the assumptions described in note 1.

Name of Executive	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit[1]
Immelt	GE Pension Plan	25.532	$675,962
	GE Supplementary Pension Plan	25.532	23,158,061
	GE Excess Benefits Plan	25.532	847
Sherin	GE Pension Plan	26.425	$590,705
	GE Supplementary Pension Plan	26.425	9,947,250
	GE Excess Benefits Plan	26.425	—
Neal	GE Pension Plan	28.233	$880,812
	GE Supplementary Pension Plan	28.233	18,841,107
	GE Excess Benefits Plan	28.233	3,208
Rice	GE Pension Plan	29.390	$701,625
	GE Supplementary Pension Plan	29.390	13,128,358
	GE Excess Benefits Plan	29.390	—
Wright[2]	GE Pension Plan	32.655	$1,369,086
	GE Supplementary Pension Plan	38.984	59,753,004
	GE Excess Benefits Plan	32.655	230,510

1     The accumulated benefit is based on service and earnings (base salary and bonus, as described above) considered by the plans for the period through December 31, 2007. It includes the value of contributions made by the named executives throughout their careers. The present value has been calculated assuming the named executives will remain in service until age 60, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions as described in note 6 of the GE financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. As described in such note, the discount rate assumption is 6.34%. The post-retirement mortality assumption is based on the Uninsured Pensioner 1994 Mortality Table projected to 2015. With the exception of Mr. Wright, none of the named executives is vested in the GE Supplementary Pension Plan as of December 31, 2007.

2     The present value for Mr. Wright has been calculated based on his current age of 64. The company does not have a policy for granting extra pension service but has done so under the GE Supplementary Pension Plan in individual situations on very rare occasions. Mr. Wright received credit for an additional six years and four months of service under the GE Supplementary Pension Plan in 1990, which includes the years when he was employed at Cox Communications. The impact of the special service credit was limited to an additional 1.3 years because the maximum replacement ratio of 60% of pensionable earnings was reached upon entitlement of 34 years of service. The present value of the accumulated benefit attributable to the additional service is approximately $2.8 million.

Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the named executives in 2007, including:

•

Deferral of bonus. Executive-band and above employees, including the named executives, are able to defer all or a portion of their bonus payments in either (1) GE stock (GE Stock Units), (2) an index based on the S&P 500 (the S&P 500 Index Units), or (3) cash units. The participants may change their election among these options four times a year. If a participant elects either to defer bonus payments in GE Stock Units or the S&P 500 Index Units, the company credits a number of such units to the participant’s Deferred Incentive Compensation account based on the respective average price of GE stock and the S&P 500 Index for the 20 trading days preceding the date the Board approves the company’s total bonus allotment.

Deferred cash units earn interest income on the daily outstanding balance in the account based on the prior calendar month’s average yield for U.S. Treasury Notes and Bonds issued with maturities of 10 and 20 years. The interest income does not constitute an “above-market interest rate” as defined by the SEC, and is credited to the participant’s account monthly. Deferred GE Stock Units and S&P 500 Index Units earn dividend income on such units held as of the start of trading on the NYSE ex-dividend date equal to (1) for GE Stock Units, the quarterly dividend declared by the GE Board, or (2) for S&P 500 Index Units, the quarterly dividend as declared by Standard & Poor’s for the S&P 500 Index for the preceding calendar quarter. Participants who made contributions prior to 2005 are permitted to receive their deferred compensation balance upon termination of employment either through a lump sum payment or in annual installments over 10 to 20 years. Participants who made contributions in or after 2005 are permitted to either a lump sum payment or 10, 15 or 20 annual installments.

In addition, the company awards a special discretionary credit to the named executive’s account, as a result of the limitations imposed by U.S. income tax regulations on the amount of compensation that an employee may save under the company’s 401(k) savings plan, and consequently the amount of matching contributions the company can make under that plan. The amount of the discretionary credit is calculated by multiplying 3.5% to an amount determined from the named executive’s non-deferred base salary, plus the lesser of half the bonus amount or non-deferred bonus amount, and subtracting the maximum compensation permitted to be considered under the 401(k) savings plan, which was $225,000 in 2007. Participants who made contributions after 2004 are paid in ten annual installments following termination of employment.

•

Deferral of salary. Executive-band and above employees are able to defer their salary payments under executive deferred salary plans. These plans have recently been offered every three years and are available to approximately 4,000 eligible employees in the company who are subject to U.S. federal income taxes. Individuals who are named executives at the time a deferred salary plan is initiated are not offered the opportunity to participate. The deferred salary plans pay accrued interest, including an above-market interest rate as defined by the SEC, ranging from 8.5% to 14%, compounded annually. Participants deferred between 10% and 50% of their current salary as of November 1, 2005 in the 2006 Executive Deferred Salary Plan, which provides for an 8.5% interest rate. Interest income will not be earned, or vest, unless participants remain with the company for the five-year period ending on December 31, 2010. Early termination before the vesting date will result in an immediate payout of the deferred amount with no interest income paid, with exceptions for events such as retirement, death and disability. With respect to distributions after the vesting date under all deferred salary plans, participants were provided an election to receive either a lump sum payment or 10 to 20 annual installments.

•

Deferral of long-term performance awards. The long-term performance awards for the 1994 to 1996 performance period, which were paid out in 1997, permitted the participating executives to defer some or all of a portion of the payout into GE Stock Units. The terms of this deferral with respect to credits earned and dividend income are similar to the bonus deferral described above. Of the named executives, only Messrs. Neal and Wright participated in this deferral.

The company makes all decisions with respect to the measures for calculating interest or other earnings on the nonqualified deferred compensation plans. The named executives cannot withdraw any amounts from their deferred compensation balances until they either leave or retire from the company. No withdrawals or distributions were made in 2007.

Name of Executive	Type of Deferred Compensation Plan	Executive Contributions in Last Fiscal Year[1]	Registrant Contributions in Last Fiscal Year[1,2]	Aggregate Earnings in Last Fiscal Year[1,3]	Aggregate Balance at Last Fiscal Year-End[4]
Immelt	Deferred bonus plans	$0	$107,800	$77,550	$2,888,427
	Deferred salary plans	—	—	242,750	2,268,242
Sherin	Deferred bonus plans	$0	$53,700	$15,445	$528,078
	Deferred salary plans	—	—	175,547	1,856,599
Neal	Deferred bonus plans	$0	$90,300	$66,601	$2,126,193
	Deferred salary plans	—	—	216,103	2,032,377
	Deferred LTPA	—	—	80,719	3,189,495
Rice	Deferred bonus plans	$1,275,000	$54,900	$406,012	$9,228,049
	Deferred salary plans	—	—	286,019	2,997,506
Wright	Deferred bonus plans	$0	$189,500	$572,706	$22,519,598
	Deferred salary plans	—	—	1,724,656	15,968,765
	Deferred LTPA	—	—	100,221	3,960,085

1    The amounts reported are limited to deferred compensation contributed or earned during 2007. They do not include any amounts reported as part of 2007 compensation in the Summary Compensation Table on page 20, which were credited to the named executive’s deferred account plan, if any, in 2008, and are described in the notes to that table.

2    Reflects the 3.5% special discretionary credit to the deferred bonus account as described above.

3    Reflects earnings on each type of deferred compensation listed in this section. The earnings on deferred bonus payments and deferred long-term performance awards do not include any company or named executive contributions, and are calculated based on the (a) total number of deferred units in the account divided by the GE stock or S&P 500 Index price as of December 31, 2007, less the (b) total number of deferred units in the account divided by the GE stock or S&P 500 Index price as of December 31, 2006. The earnings on the executive deferred salary plans are calculated based on the total amount of interest earned. See the Summary Compensation Table on page 20 for the above-market portion of those interest earnings in 2007.

4    Includes interest income for Mr. Sherin ($50,373) and Mr. Rice ($64,111) credited to the account under the 2006 Executive Deferred Salary Plan for which they have not yet met the vesting requirements. If either of them leaves the company prior to vesting, the interest income credited will not be paid. All amounts contributed by a named executive and by the company in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned, to the extent the executive was named in such proxies and the amounts were so required to be reported in such tables.

Potential Payments upon Termination

As described in the Compensation Discussion and Analysis, the named executives do not have employment, severance or change of control agreements with the company. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive’s employment had terminated on December 31, 2007, given the named executive’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees who joined the company prior to 2005, such as distributions under the GE 401(k) savings plan, subsidized retiree medical benefits, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event, the company’s stock price and the executive’s age. Mr. Wright is the only named executive who was eligible to receive immediate retirement benefits as of December 31, 2007, which benefits are described and quantified below.

Equity Awards. If one of the named executives were to die or become disabled, any unexercisable stock options granted a year or more before the date of that event would become exercisable, and remain exercisable until the expiration date of the grant. Remaining restrictions on RSUs that were awarded at least a year prior to the event may lapse immediately in some cases, depending on the terms of the particular award. PSUs are cancelled upon events of death or disability.

For these purposes, “disability” generally means total disability, resulting in the named executive being unable to perform his job. The following table provides the intrinsic value (that is, the value based upon the company’s stock price, and in the case of stock options minus the exercise price) of equity awards that would become exercisable or vested if the named executive had died or become disabled as of December 31, 2007.

	Upon Death			Upon Disability
Name of Executive	Stock Options		RSUs	Stock Options		RSUs
Immelt	$0	[1]	$11,843,865	$0	[1]	$2,224,200
Sherin	1,653,720		17,592,866	1,653,720		7,661,183
Neal	1,425,240		26,242,557	1,425,240		6,672,674
Rice	1,653,720		27,231,066	1,653,720		7,661,183
Wright	2,024,160		40,900,628	N/A	[2]	N/A	[2]

1    All of Mr. Immelt’s outstanding options are fully vested and exercisable.

2    As he was retirement-eligible as of December 31, 2007, Mr. Wright would be eligible to receive retirement benefits instead of the disability benefits. If Mr. Wright had retired on December 31, 2007, the intrinsic value of unvested stock options that would have become exercisable is $2,024,160, and the intrinsic value of RSUs that would have vested is $52,614,748.

Deferred Compensation. The named executives participate in deferred compensation plans that permit the deferral of salary, bonus, and at certain intervals, LTPA. The last column of the Nonqualified Deferred Compensation table on page 30 reports each named executive’s aggregate balance at December 31, 2007, under each plan. The named executives are entitled to receive the amount in their deferred compensation accounts in the event of termination of employment, except that under the 2006 Executive Deferred Salary Plan, certain named executives would forfeit the unvested interest income as indicated in note 4 of the Nonqualified Deferred Compensation table upon a termination for reasons other than retirement, death or disability. The account balances continue to be credited with increases or decreases reflecting changes in the value of the GE Stock Units or S&P 500 Index Units and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made, and therefore amounts received by the named executives will differ from those shown in the Nonqualified Deferred Compensation table. See the narrative accompanying that table for information on available types of distribution under each deferral plan.

Pension Benefits. The Pension Benefits table on page 28 describes the general terms of each pension plan in which the named executives participate, the years of credited service and the present value of each named executive’s accumulated pension benefit assuming payment begins at age 60 or, for Mr. Wright, age 64. The table below provides the pension benefits under the three plans that would have become payable if the named executives had died, become disabled or voluntarily terminated as of December 31, 2007.

•

In the event of death before retirement, the surviving spouse may receive a benefit based upon the accrued pension benefits either (1) in the form of an annuity as if the named executive retired and elected the spousal 50% joint and survivor annuity option prior to death, or (2) as an immediate lump sum payment based on five years of pension distributions. The amount payable depends on several factors, including employee contributions and the ages of the named executive and the surviving spouse. The survivors of each of the named executives who are at least age 50 as of December 31, 2007, with the appropriate years of service, would be entitled to receive annuity distributions promptly following death.

•

In the event a disability occurs before retirement, the named executive may elect an annuity payment of accrued pension benefits, payable immediately and reduced for commencement before age 60. The amount of disability payment will also vary depending on a variety of factors.

The table below shows the annual annuity payment payable (a) for the life of the surviving spouse in the case of the named executive’s death on December 31, 2007, (b) for the named executives other than Mr. Wright, as a 50% joint and survivor annuity to the named executive in the case of disability on December 31, 2007, and (c) for the named executives other than Mr. Wright, as a 50% joint and survivor annuity to such executive payable after age 60 upon voluntary termination on December 31, 2007. The annuity payments upon voluntary termination do not include any payments under the GE Supplementary Pension Plan because it forfeits upon voluntary termination before age 60. Payments would be made on a monthly basis.

Name of Executive	Annual Annuity upon Death	Annual Annuity upon Disability		Annual Annuity Payable at Age 60 after Voluntary Termination
Immelt	$1,454,027	$2,805,477		$87,359
Sherin	817,392	1,478,916		90,273
Neal	1,078,500	1,914,430		96,188
Rice	959,772	1,686,281		94,805
Wright	2,663,024	N/A	[1]	N/A	[1]

1     As he was retirement-eligible as of December 31, 2007, Mr. Wright would be eligible to receive retirement benefits instead of disability and voluntary termination benefits. If Mr. Wright had retired on December 31, 2007, the annual annuity payment payable as a 50% joint and survivor annuity under his pension benefits would be $5,314,693.

2006-2008 Long-Term Performance Awards. At the discretion of the MDCC, in the event of death, disability or retirement at December 31, 2007, the named executives could have received two-thirds of the 2006 to 2008 LTPA at the time of payment in 2009, based on the 24 months out of the 36-month performance period that would have passed as of December 31, 2007. The payout amounts would be based upon each named executive’s base salary as in effect on December 31, 2007, and the bonus paid in February 2007. Actual payments would be based upon 2008 compensation, other than for Mr. Immelt. Depending on the company’s actual performance against the goals established under the 2006 to 2008 LTPA, each of the named executives could have received a payout amount within the following range: $4,645,200 to $12,387,200 for Mr. Immelt, $2,025,000 to $5,400,000 for Mr. Sherin, $2,425,000 to $6,466,700 for Mr. Neal, $2,050,000 to $5,466,700 for Mr. Rice, and $4,825,000 to $12,866,700 for Mr. Wright.

Life Insurance Benefits. For a description of the supplemental life insurance plans that provide coverage to the named executives, see the All Other Compensation table on page 21. If the named executives had died on December 31, 2007, the survivors of Messrs. Immelt, Sherin, Neal, Rice and Wright would have received $20,665,900, $11,602,400, $13,495,900, $11,995,900 and $25,228,841, respectively, under this arrangement. The company would continue to pay the premiums in the event of a disability until such time as the policy is fully funded.

Non-management Directors’ Compensation

The current compensation and benefit program for non-management directors has been in effect since 2003, and is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of GE’s size and scope; compensation should align directors’ interests with the long-term interests of shareowners; and the structure of the compensation should be simple, transparent and easy for shareowners to understand. The table below on non-management directors’ compensation includes the following compensation elements:

Annual Compensation. In 2007, annual compensation of $250,000 was paid to each non-management director in four installments following the end of each quarter of service, 40% (or $100,000) in cash and 60% (or $150,000) in deferred stock units (DSUs). There are no meeting fees. Non-management directors have the option of deferring some or all of their cash compensation in DSUs. Each DSU is equal in value to a share of GE stock and is fully vested upon grant, but does not have voting rights. DSUs accumulate quarterly dividend equivalent payments, which are reinvested into additional DSUs. The DSUs will be paid out in cash to non-management directors beginning one year after they leave the Board. Directors may elect to take their DSU payments as a lump sum or in payments spread out for up to ten years.

Audit Committee Compensation and MDCC Compensation. Additional compensation, equal to 10% of the $250,000 annual compensation, was paid to directors serving on the Audit Committee and the MDCC, due to the workload and broad-based responsibilities of these two committees. Directors serving on both committees received additional compensation equal to 20% of their annual compensation. This additional compensation was paid in the same 40%/60% proportion between cash and DSUs, respectively, and was payable in the same manner as the annual compensation.

All Other Compensation. The column below showing “All Other Compensation” includes the following items:

1.    Executive Products and Lighting Program. Non-management directors participate in our Executive Products and Lighting Program on the same basis as our named executives. Under this program, upon request, directors can receive GE appliances or other products. Income is imputed based on the fair market value of the products received.

2.    Matching Gifts Program. Non-management directors may participate in the GE Foundation’s Matching Gifts Program on the same terms as GE’s senior executive officers. Under this program, the GE Foundation previously matched up to $100,000 a year in contributions by the director to an approved charitable organization. Effective July 1, 2007, the GE Foundation changed its policy to match up to $50,000 in contributions for all employees and directors. The amounts shown in note 3 of the table below represents all company matches on charitable contributions made by the director.

3.    Charitable Award Program. GE maintains a plan that permits each director to designate up to five charitable organizations (excluding a director’s private foundation) to share in a $1 million contribution to be made by the company upon the director’s termination of service. The company will fund the contribution from corporate assets upon such termination, except that the contributions for Messrs. Gonzalez, Penske and Warner are expected to be paid from fully funded insurance policies for which no premiums remain. To avoid any appearance that a director might be unduly influenced by the prospect of receiving this benefit at retirement, the award vests upon the commencement of board service.

Name of Director	Fees Earned or Paid in Cash[1]	Stock Awards[2]	All Other Compensation[3]	Total
James I. Cash, Jr.	$110,000	$191,148	$104,421	$405,569
William M. Castell	100,000	152,060	6,181	258,241
Ann M. Fudge	17,500	277,681	45,030	340,211
Claudio X. Gonzalez	0	420,877	50,199	471,076
Susan Hockfield	75,000	149,241	7,699	231,940
Andrea Jung	110,000	197,664	42,631	350,295
Alan G. Lafley	0	283,160	119,345	402,505
Robert W. Lane	0	285,565	199	285,764
Ralph S. Larsen	0	310,738	50,199	360,937
Rochelle B. Lazarus	0	292,864	101,609	394,473
Sam Nunn	0	338,967	97,902	436,869
Roger S. Penske	0	334,602	100,199	434,801
Robert J. Swieringa	44,000	262,401	36,199	342,600
Douglas A. Warner III	120,000	208,312	50,199	378,511

[1]	This column reports the amount of cash compensation received for 2007 Board and committee service.

2     This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of DSUs granted in 2007 as well as prior fiscal years, in accordance with SFAS 123R. Fair value is initially calculated using the closing price of GE stock on the date of grant, and is then evaluated at the end of every reporting period and adjusted for a more recent stock price. The differences in the amounts shown among Board members largely reflect length of service and amount of fees deferred in DSUs. The grants of DSUs are made following each quarter of service, and the full grant date fair value at the time of initial grant is the number of DSUs multiplied by the closing price of GE stock on the date of grant. The directors have the following aggregate number of DSUs outstanding at 2007 fiscal year-end: Mr. Cash (32,418), Mr. Castell (6,329), Ms. Fudge (49,992), Mr. Gonzalez (137,111), Ms. Hockfield (3,013), Ms. Jung (39,363), Mr. Lafley (42,234), Mr. Lane (18,839), Mr. Larsen (45,672), Ms. Lazarus (52,578), Mr. Nunn (75,761), Mr. Penske (97,067), Mr. Swieringa (39,835), and Mr. Warner (35,138). There were no amounts recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options previously granted to the directors. We ceased granting stock options to directors in 2002. The following directors have outstanding option awards at 2007 fiscal year-end: Mr. Cash (72,000), Ms. Fudge (54,000), Mr. Gonzalez (90,000), Ms. Jung (72,000), Ms. Lazarus (36,000), Mr. Nunn (90,000), Mr. Penske (90,000), and Mr. Warner (90,000). Mr. Castell has 200,000 stock options outstanding, which were previously granted to him as a senior executive of the company.

3     This column represents participation in the Matching Gifts Program and the Executive Products and Lighting Program with individual participation as follows: Mr. Cash participated in the Executive Products and Lighting Program ($9,270) and the Matching Gifts Program ($95,151). Mr. Castell participated in the Executive Products and Lighting Program ($6,181). Ms. Fudge participated in the Matching Gifts Program ($44,831). Mr. Gonzalez participated in the Matching Gifts Program ($50,000). Ms. Hockfield participated in the Matching Gifts Program ($7,500). Ms. Jung participated in the Matching Gifts Program ($42,432). Mr. Lafley participated in the Executive Products and Lighting Program ($20,087) and the Matching Gifts Program ($99,258). Mr. Larsen participated in the Matching Gifts Program ($50,000). Ms. Lazarus participated in the Executive Products and Lighting Program ($1,609) and the Matching Gifts Program ($100,000). Mr. Nunn participated in the Executive Products and Lighting Program ($5,152) and the Matching Gifts Program ($92,750). Mr. Penske participated in the Matching Gifts Program ($100,000). Mr. Swieringa participated in the Matching Gifts Program ($36,000). Mr. Warner participated in the Matching Gifts Program ($50,000). Amounts are not separately indicated in this note for directors who participated in the Executive Products and Lighting Program for a minimal amount.

No Other Compensation. Non-management directors do not receive any non-equity incentive compensation, hold deferred compensation balances or receive pension benefits. Since 2003, DSUs have been the only equity incentive compensation awarded to the non-management directors. Any outstanding stock options held by non-management directors from prior years’ grants are subject to the same holding period requirement as stock options held by named executives. Specifically, like the named executives, the non-management directors are required to hold for at least one year the net shares obtained from exercising stock options after selling sufficient shares to cover the exercise price, taxes and broker commissions.

Share Ownership Requirement. All non-management directors are required to hold at least $500,000 worth of GE stock and/or DSUs while serving as a director of GE. Directors have five years to attain this ownership threshold. All directors are in compliance with this requirement.

Insurance. GE has provided liability insurance for its directors and officers since 1968. Corporate Officers & Directors Assurance Ltd., XL Insurance and Max Re are the principal underwriters of the current coverage, which extends until June 11, 2008. The annual cost of this coverage is approximately $20.7 million.

Information on Stock Ownership

The following table includes all GE stock-based holdings, as of February 1, 2008, of our directors, director nominee and the named executives.

Common Stock and Total Stock-Based Holdings
Name	Stock[1]	Total[2]	Name	Stock[1]	Total[2]
James I. Cash, Jr.	93,949	127,777	Rochelle B. Lazarus[3]	71,569	126,314
William M. Castell	280,273	287,672	James J. Mulva[3]	775	775
Ann M. Fudge	59,532	111,667	Michael A. Neal	1,739,059	3,383,424
Claudio X. Gonzalez	372,543	512,929	Sam Nunn	108,000	186,308
Susan Hockfield	0	4,053	Roger S. Penske	168,000	267,640
Jeffrey R. Immelt	5,058,813	6,440,837	John G. Rice[3]	1,937,988	3,581,321
Andrea Jung[3]	79,519	120,355	Keith S. Sherin[3]	1,816,919	3,203,718
Alan G. Lafley[3]	29,816	74,123	Robert J. Swieringa	2,720	44,478
Robert W. Lane	14,500	35,367	Douglas A. Warner III[3]	230,330	267,003
Ralph S. Larsen[3]	82,877	130,821	Robert C. Wright	5,058,349	7,339,142
Common stock holdings of all directors or director nominees and all executive officers as a group were 22,863,399.[4]

1     This column lists voting securities, including restricted stock held by certain named executives over which they have sole voting power but no investment power. Otherwise, except to the extent noted below, each director, director nominee or named executive has sole voting and investment power over the shares reported. In accordance with SEC rules, this column also includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days as follows: Mr. Cash (72,000 shares), Mr. Castell (200,000 shares), Ms. Fudge (54,000 shares), Mr. Gonzalez (72,000 shares), Mr. Immelt (3,395,000 shares), Ms. Jung (72,000 shares), Ms. Lazarus (36,000 shares), Mr. Neal (1,274,000 shares), Mr. Nunn (72,000 shares), Mr. Penske (72,000 shares), Mr. Rice (1,631,500 shares), Mr. Sherin (1,586,500 shares), Mr. Warner (72,000 shares), and Mr. Wright (3,358,000 shares). No director, director nominee or named executive owns more than one-tenth of one percent of the total outstanding shares.

2     This column shows the individual’s total GE stock-based holdings, including the voting securities shown in the “Stock” column (as described in note 1), plus non-voting interests, including, as appropriate, PSUs, RSUs, DSUs, deferred compensation accounted for as units of GE stock and stock options which will not become exercisable within 60 days.

3     Both columns include the following numbers of shares over which the identified director, director nominee or named executive has shared voting and investment power but as to which he or she disclaims beneficial interest: Ms. Jung (69 shares), Mr. Lafley (700 shares), Mr. Larsen (7,500 shares), Ms. Lazarus (5,300 shares), Mr. Mulva (700 shares), Mr. Rice (300 shares), Mr. Sherin (8,193 shares) and Mr. Warner (1,200 shares).

4     Includes (a) 16,713,800 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days, (b) 37,788 shares over which there are shared voting and investment power, and (c) 546,000 shares over which there is sole voting power but no investment power. The directors or director nominee and executive officers as a group do not own more than one percent of the total outstanding shares.

Related Person Transactions

Review and Approval of Related Person Transactions. We review relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. The company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to a related person are disclosed in the company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. As set forth in writing in the Audit Committee’s key practices, which are available on GE’s website at www.ge.com/company/governance/board/audit_key_practices07.pdf, in the course of its review and approval or ratification of a disclosable related person transaction, the committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote for approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Related Person Transactions. Mr. Penske has a direct financial interest in and controls Penske Corporation (PC), which is privately held. Penske Truck Leasing Corporation, a subsidiary of PC (PTLC), is the general partner of Penske Truck Leasing Co., L.P. (Truck Leasing, L.P.). PTLC and its subsidiaries PTLC Holdings Co., LLC and PTLC2 Holdings Co. LLC (PTLC2 LLC) currently own 40% of the partnership interests in Truck Leasing, L.P. General Electric Capital Corporation (GE Capital) owns the remaining 60% interest. GE has consolidated Truck Leasing L.P. in GE’s financial statements since 2004. GE Capital extends acquisition and working capital loans and guarantees to the partnership, and those totaled approximately $6.2 billion as of December 31, 2007. The largest amount outstanding during 2007 totaled approximately $6.8 billion. Interest rates, which are based on loan duration and currency, ranged from 3.19% to 8.61% in 2007. GE Capital provides this funding under the same terms and conditions as those extended to its operating subsidiaries.

In December 2007, GE Capital sold to PTLC2 LLC 10% of its partnership interests in Truck Leasing L.P. for $226 million in cash, reducing the GE Capital limited partnership interest from 70% to 60%. Also in 2007, the partnership sold one of its branch operations to PTLC for $970,000 and the partnership increased the size of its existing revolving credit facility with GE Capital to $7.5 billion from approximately $6.5 billion. The partnership agreement between GE Capital and PTLC extends to 2018.

In addition, various GE businesses have arms-length commercial dealings with Penske entities, none of which is material individually or in the aggregate.

Mr. Wright’s son-in-law is a vice president at GE Asset Management and earned $661,000 in base salary and discretionary bonus in 2007. He also received equity awards with a grant date fair value of $38,940 computed under SFAS 123R. His compensation is commensurate with his peers.

The Audit Committee has reviewed and approved or ratified these transactions.

Audit Committee Report

The Audit Committee reviews GE’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. KPMG LLP, our company’s independent auditor for 2007, is responsible for expressing opinions on the conformity of the company’s audited financial statements with generally accepted accounting principles and on the company’s internal control over financial reporting.

In this context, the committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2007 and KPMG’s evaluation of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board. KPMG has provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board, and the committee has discussed with KPMG that firm’s independence. The committee has concluded that KPMG’s provision of audit and non-audit services to GE and its affiliates are compatible with KPMG’s independence.

Based on the considerations and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2007 be included in our Annual Report on Form 10-K for 2007 for filing with the SEC. This report is provided by the following independent directors, who comprise the committee:

Douglas A. Warner III (Chairman)	Robert W. Lane
James I. Cash, Jr.	Robert J. Swieringa
Claudio X. Gonzalez

Independent Auditor

On behalf of GE and its affiliates, the Audit Committee retained KPMG LLP to audit our consolidated financial statements and our internal control over financial reporting for 2007. In addition, the Audit Committee retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2007. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide to us primarily to tax services and merger and acquisition due diligence and integration services. It is the committee’s goal that the fees that the company pays KPMG for non-audit services should not exceed the audit fees paid to KPMG, a goal that the company achieved in 2007 and 2006.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by KPMG. Specifically, the committee has pre-approved the use of KPMG for detailed, specific types of services within the following categories of non-audit services: merger and acquisition due diligence and audit services; internal control reviews; tax compliance and advisory services; employee benefit plan audits; and reviews and procedures that the company requests KPMG to undertake to provide assurances of accuracy on matters not required by laws or regulations, such as agreed-upon procedures letters. In each case, the committee has also set a specific annual limit on the amount of such services which the company would obtain from KPMG, and has required management to report the specific engagements to the committee on a quarterly basis and to obtain specific pre-approval from the committee for any engagement over $1,000,000. Notwithstanding the foregoing, any engagement of the independent auditor to provide internal control-related services must be specifically pre-approved by the committee. For all tax services, the committee must periodically review the details of each such engagement. The chair of the committee is authorized to pre-approve any audit or non-audit service on behalf of the committee, provided such decisions are presented to the full committee at its next regularly scheduled meeting.

The aggregate fees billed by KPMG in 2007 and 2006 for these various services were:

Type of Fees	2007	2006
	($ in millions)
Audit Fees	$81.4	$85.8
Audit-Related Fees	30.8	20.6
Tax Fees	10.3	9.0
All Other Fees	0.0	0.0

Total	$122.5	$115.4

In the above table, in accordance with the SEC’s rules, “audit fees” are fees that GE paid to KPMG for the audit of GE’s annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs, for the audit of GE’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of GE’s financial statements and internal control over financial reporting, including services in connection with assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. “Audit-related fees” also include merger and acquisition due diligence and audit services and employee benefit plan audits. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the first three categories.

Our Audit Committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. These restrictions are contained in our Audit Committee key practices, which are published on GE’s website under the Governance section of Our Company at www.ge.com/company/governance/board/audit_key_practices07.pdf. The committee also requires key KPMG partners assigned to our audit to be rotated at least every five years.

Ratification of Selection of Independent Auditor

For purposes of determining whether to select KPMG as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2008, the Audit Committee conducted a thorough review of KPMG’s performance. The committee considered:

•	KPMG’s historical and recent performance on the GE audit, including the quality of the GE engagement team and the firm’s experience, client service, responsiveness and technical expertise;

•	the firm’s leadership, management structure, client and employee retention and compliance and ethics programs;

•	the record of the firm against comparable accounting firms in various matters, such as regulatory, litigation and accounting matters;

•	the PCAOB report of selected KPMG audits for the 2005 and 2006 years;

•	the firm’s financial strength and performance;

•	the appropriateness of fees charged;

•	the firm’s familiarity with GE’s accounting policies and practices and internal control over financial reporting; and

•	the firm’s role and performance in matters within the scope of the company’s ongoing SEC accounting investigation.

In the course of assisting the committee in its review, company representatives interviewed senior management of KPMG with respect to certain of the matters listed above. KPMG LLP was our independent auditor for the year ended December 31, 2007. The firm is a registered public accounting firm.

KPMG representatives are expected to attend the 2008 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to shareowner questions.

We are asking our shareowners to ratify the selection of KPMG LLP as our independent auditor. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of KPMG LLP to our shareowners for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareowners.

Your Board of Directors recommends a vote FOR the following proposal:

RESOLVED: that the selection by the Audit Committee of the Board of Directors of the firm of KPMG LLP, Stamford Square, Stamford, Connecticut, as independent auditor for the company for the year 2008 is hereby ratified.

Shareowner Proposals

The following shareowner proposals will be voted on at the 2008 Annual Meeting only if properly presented by or on behalf of the shareowner proponent. Some of the following shareowner proposals contain assertions about GE that we believe are incorrect. We have not attempted to refute all of the inaccuracies. However, the Board of Directors has recommended a vote on each of these proposals for the reasons set forth following each proposal. Share holdings of the various shareowner proponents will be supplied upon oral or written request.

•	Shareowner Proposal No. 1—Cumulative Voting

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, has notified us that she intends to present the following proposal at this year’s meeting:

RESOLVED: That the stockholders of General Electric, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

REASONS: Many states have mandatory cumulative voting, so do National Banks.

In addition, many corporations have adopted cumulative voting.

Last year the owners of 2,175,327,870 shares, representing approximately 32.4% of shares voting voted FOR my proposal.

If you AGREE, please mark your proxy FOR this resolution.

Your Board of Directors recommends a vote AGAINST this proposal.

Each share of GE common stock is entitled to one vote for each director nominee. In uncontested director elections, like the one covered by this proxy statement, GE directors are elected by an affirmative majority of the votes cast and in contested elections, where there is more than one nominee competing for a director seat, directors are elected by an affirmative plurality of the votes cast. The Board believes that this voting system is fair and most likely to produce an effective board of directors that will represent the interests of all the company’s shareowners. We believe that this shareowner proposal is contrary to the goals of broader shareowner representation reflected in our existing director election standard. Implementation of this shareowner proposal could potentially allow a small shareowner group to have a disproportionate effect on the election of directors, possibly leading to the election of directors who advocate the positions of the groups responsible for their election or the defeat of directors who disagree with their positions, rather than positions which are in the best interests of all shareowners. Because each director oversees the management of the company for the benefit of all shareowners, the Board believes that it is appropriately addressing shareowner concerns over the election process and that cumulative voting would not be in the best interests of all shareowners. The Board, therefore, recommends a vote against the proposal.

•	Shareowner Proposal No. 2—Separate the Roles of CEO and Chairman

Helen Quirini, 2917 Hamburg Street, Schenectady, New York 12303, has notified us that she or her representative, John Chevedden, intends to present the following proposal at this year’s meeting:

RESOLVED: Shareholders request that our Board establish a rule (specified in our charter or bylaws unless absolutely impossible) of separating the roles of our CEO and Chairman, so that an independent director who has not served as an executive officer of our Company, serve as our Chairman whenever possible.

This proposal gives our company an opportunity to follow SEC Staff Legal Bulletin 14C to cure a Chairman’s non-independence. This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of our shareholder meeting.

The primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including our CEO. Separating the roles of CEO and Chairman can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

More companies recognize that the separation of CEO and Chairman is a sound business practice. The Council of Institutional Investors adopted a Corporate Governance Policy which recommends, “The board should be chaired by an independent director.”

This proposal was one of three GE shareholder proposals which each won more than 30% support in 2007:

Separate the Roles of CEO and Chairman

Allow Cumulative Voting

Curb Over-Extended Directors

The advantage of adopting this proposal, and other shareholder proposals, should be considered in the context of our company’s overall corporate governance. For instance in 2007 the following governance status was reported (and certain concerns are noted):

•	The Corporate Library, http://www.thecorporatelibrary.com, an independent research firm rated our company: “D” in Corporate Governance.

“High” in Overall Governance Risk Assessment

“High Concern” in Accounting—The ability to comply with Sarbanes-Oxley 404 is important in fraud protection.

•	We had no Independent Chairman—Independent oversight concern.

•	Cumulative voting was not allowed—Cumulative voting can increase shareholder value in contested elections.

•	We had too many directors: 16—Unwieldy board concern and potential for CEO dominance.

•	There were too many active CEOs on our board (10)—Independence concern and CEO over-commitment concern.

•	Director Penske was designated a “problem director” because he was a Delphi Corporation director since Delphi was spun off from GM, and Delphi filed bankruptcy in 2005.

•	Mr. Penske also had a non-director relationship with our company—Independence concern.

Additionally:

•	Our directors still had a $1 million gift program—Independence concern.

•	Our directors can still remain on our Board if they fail to get a 51%-vote even when they run unopposed.

•

Directors Nun [sic] and Larson [sic] are designated as “Accelerated Vesting” directors by The Corporate Library due to their involvement with a board that accelerated stock option vesting in order to avoid recognizing the related expense.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes to:

Separate the Roles of CEO and Chairman—Yes on 2

Your Board of Directors recommends a vote AGAINST this proposal.

We believe that our Governance Principles ensure that strong, independent directors continue to effectively oversee our management and provide vigorous oversight of our key issues relating to strategy, risk and integrity. As described in our Governance Principles, these measures include the designation of an independent director to act as presiding director. The presiding director, Ralph S. Larsen, the former chairman of the board and chief executive officer of Johnson & Johnson, has the following responsibilities: (1) to lead meetings of the non-management directors, which are scheduled at least three times a year and to call additional meetings of the non-management directors as he deems appropriate, (2) to advise the Nominating and Corporate Governance Committee on the selection of committee chairs, (3) to advise the chairman on the agenda for Board meetings, (4) to determine, with the chairman, the nature and extent of information that should be provided to the Board in advance of Board meetings, (5) to work with the chairman to propose an annual schedule of major discussion items for the Board’s approval, and (6) to perform such other functions as the Board may direct. We believe that this structure recognizes that in most cases one person should speak for and lead the company and Board, but also that an independent presiding director with substantial authority helps ensure effective oversight by an independent board. Therefore, the Board recommends a vote against this proposal.

•	Shareowner Proposal No. 3—Recoup Unearned Management Bonuses

William J. Freeda, 58 Ruth Court, Wantagh, NY 11793, has notified us that he or his representative, John Chevedden, intends to present the following proposal at this year’s meeting:

RESOLVED: Shareholders request our board to adopt a bylaw to enable our company to recoup all unearned incentive bonuses or other incentive payments to all senior executives to the extent that their corresponding performance targets were later reasonably determined to have not been achieved or resulted from an error. This is to be adopted as a bylaw unless such a bylaw format is absolutely impossible. If such a bylaw were absolutely impossible, then adoption would be as a policy. The Securities and Exchange Commission said there is a substantive distinction between a bylaw and a policy. Restatements are one means to determine such unearned bonuses.

This proposal applies to all such senior executives who received unearned bonuses, not merely the executives who cooked the books. This would include that all applicable employment agreements and incentive plans adopt enabling or consistent text as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts and pay plans. Our Compensation Committee is urged—for the good of our company—to promptly negotiate revised contracts that are consistent with this proposal even if this means that our executives be asked to voluntarily give up certain rights under their current contracts.

This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting. In October 2003 Computer Associates announced that it had inflated income in the fiscal year ending March 31, 2000 by reporting income from contracts before they were signed.

Bonuses for senior executives in that year were based on income exceeding goals. Sanjay Kumar, then CEO, thus received a $3 million bonus based on Computer Associates’ supposedly superior performance. Subsequently Mr. Kumar did not offer to return his bonus based on discredited earnings. Mr. Kumar was later sentenced to 12-years in jail in regard to his employment at Computer Associates.

There is no excuse for over-compensation based on discredited or erroneous earnings at any company.

In 2007 the Council of Institutional Investors http://www.cii.org, whose member have $3 trillion invested, adopted a policy similar to this proposal:

Clawbacks: “The compensation committee should develop and disclose a policy for recapturing unearned bonus and incentive payments that were awarded to senior executives due to fraudulent activity, incorrectly stated financial results, or some other cause. At a minimum, the policy should apply to Named Executive Officers, and boards should require repayment in the event of malfeasance involving the executive.” (Corporate Governance Policies, p. 8, http://www.cii.org/policies/Current%20CII%20Corporate%20Governance%20Policies%2009-18-07.pdf)

The scandal over backdated stock options is yet one more reminder that the executive class of many corporations seek over-compensation based on undeserved earnings.

Recoup Unearned Management Bonuses—Yes on 3

Your Board of Directors recommends a vote AGAINST this proposal.

As a general matter, GE does not base executive compensation on the formulaic achievement of short-term financial goals. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. GE has a policy providing that the Board may take a range of remedial actions if an executive officer is determined to have engaged in fraudulent or intentional misconduct. Such remedial action could result in disciplinary measures against those responsible, and may include, without limit, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities. We believe that this is most effective in our business environment to provide the flexibility needed to achieve appropriate but nonetheless full recovery in the event of a financial statement adjustment. Accordingly, the Board recommends a vote against this proposal.

•	Shareowner Proposal No. 4—Curb Over-Extended Directors

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, has notified us that he or his representative, John Chevedden, intends to present the following proposal at this year’s meeting:

RESOLVED: Curb Over-Extended Directors. Shareholders request that board service for our Directors be limited to a total of 3 directorships. One exception would be that permanently retired directors under age 70 could serve on a maximum of 5 boards.

Our company is in very complex and diverse businesses and consequently we should expect our directors to have the time for a special commitment to our company and not be overextended by excessive commitments to other companies. Furthermore our 16-member board is unwieldy due to its size and thus could drift toward CEO-domination.

As recently as 2006 three of our directors served on 5 to 10 boards each. The 2007 edition of this proposal won the highest vote of any 2007 GE shareholder proposal.

GE Director Claudio Gonzalez was super-sized in over-extension with his 10 board seats in 2006. Mr. Gonzalez was also rated a “Problem Director” in 2005 by The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm. Reason: Mr. Gonzalez chaired the executive compensation committee at Home Depot, which received a CEO Compensation rating of “F” by TCL in 2005.

Subsequently Home Depot Chairman Robert Nardelli was ousted in 2007 but with an outrageous $200 million golden parachute. This occurred after Mr. Nardelli told the Home Depot directors to skip the 2006 annual meeting. Mr. Nardelli then limited shareholder comments to one-minute using large digital timers.

Mr. Gonzalez still served on 3 of our board’s key Committees in 2007: Audit, Compensation and Nomination. Mr. Gonzalez’s Compensation Committee service could have contributed to our company’s previous “High Concern” rating in executive compensation. Additionally, Mr. Gonzalez received 10-times the number of against-votes at our 2006 annual meeting compared to some of his fellow GE board members. Mr. Gonzalez also received 25% in opposing votes from us in 2007.

“Make sure that the directors aren’t so busy serving on other corporate boards that they don’t have time for the company whose shares you own.” Source: “Take on the Street” by Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001.

Curb Over-Extended Directors—Yes on 4

Your Board of Directors recommends a vote AGAINST this proposal.

The Board has approved and implemented its Governance Principles, which specify that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. These principles, which are published on GE’s website under the Governance section of Our Company at www.ge.com/company/governance/principles/index.html, also provide that directors who serve as business CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the GE Board, and other directors should not serve on more than four other boards of public companies in addition to the GE Board. When the Board adopted these principles in 2002, it permitted directors who then held positions in excess of these limits to maintain those positions unless the Board determined that doing so would impair the director’s service on the GE Board. Each of the GE directors has demonstrated great commitments of time, energy and oversight to GE. The Board has recently reaffirmed that those directors grandfathered at the time the Governance Principles were adopted continue to serve with energy and distinction. The Board believes that this proposal is unnecessary because the Board has adequately addressed the concerns it raises and therefore recommends a vote against the proposal.

•	Shareowner Proposal No. 5—Report on Charitable Contributions

The National Legal and Policy Center, 107 Park Washington Court, Falls Church, VA 22046, has notified us that its representative, Peter Flaherty, intends to present the following proposal at this year’s meeting:

Resolved: The shareholders request that the Company provide a report updated semiannually, omitting proprietary information and at reasonable cost, disclosing the Company’s:

1.	Policies and procedures for charitable contributions (both direct and indirect) made with corporate assets;
2.	Monetary and non-monetary contributions made to non-profit organizations operating under Section 501(c)(3) and 501(c)(4) of the Internal Revenue Code, and any other public or private charitable organizations;
3.	Rationale for each of the charitable contributions.

To the extent reasonable and permissible, the report may include the type of information requested above for the GE Foundation. This report may be posted on the company’s website to reduce costs to shareholders.

Supporting Statement:

GE assets belong to its shareholders. The expenditure or distribution of corporate assets, including charitable contributions, should be consistent with shareholder interests. Accordingly, the Company’s rationale for charitable contributions should be disclosed to shareholders.

Company executives exercise wide discretion over the use of corporate assets for charitable purposes. Absent a system of transparency and accountability for charitable contributions, Company executives may use Company assets for objectives that are not shared by and may be inimical to the interests of the Company and its shareholders.

Current disclosure is insufficient to allow the Company’s Board and its shareholders to fully evaluate the charitable use of corporate assets, especially for controversial causes.

In both 2006 and 2007 the Rainbow/PUSH Coalition purported that the Company was a sponsor of two conferences in each year, and made use of the Company’s name and logo. On April 25, 2006, the Associated Press reported, “GE spokesman Peter O’Toole said the company has not given directly to (Jesse) Jackson’s organization, but could not rule out that a GE grant recipient might have shared its funding.”

Your Board of Directors recommends a vote AGAINST this proposal.

GE strives to positively affect the communities in which its employees work and live. We believe that a critical element of this objective is making contributions to charitable organizations and community initiatives. In our 2007 Citizenship Report, we extensively address the significant components of our philanthropy, volunteerism, product and service donations and humanitarian aid. In 2006, the GE Foundation and GE businesses gave a combined total of approximately $159 million to charitable organizations and community initiatives. Of this amount, the GE Foundation gave $89 million primarily to strengthen education and GE businesses donated $70 million comprised of both cash and donations of products and services to educational and charitable institutions. Information concerning charitable activities can be found on the GE Foundation website at www.ge.com/foundation/index.html, where we disclose all of the Foundation’s charitable contributions of $10,000 or more. We believe that the level of information given about our charitable contributions, including at the GE Foundation website, provides extensive information on our charitable activities and is ample for our stakeholders, including investors, to understand the nature of our activities. We do not believe that additional disclosure would provide further useful information. Therefore, the Board recommends a vote against this proposal.

•	Shareowner Proposal No. 6—Global Warming Report

The Free Enterprise Action Fund, 12309 Briarbush Lane, Potomac, MD 20854, has notified us that its representatives, Steven J. Milloy or Thomas J. Borelli, intend to present the following proposal at this year’s meeting:

Resolved: The shareholders request that the Board of Directors prepare by October 2008, at reasonable expense and omitting proprietary information, a global warming report. The report may discuss the:

1.	Specific scientific data and studies relied on to formulate GE’s climate policy;
2.	Extent to which GE believes human activity will significantly alter global climate, whether such change is necessarily undesirable and whether a cost-effective strategy for mitigating any undesirable change is practical;
3.	Estimates of costs and benefits to GE of its climate policy.

Supporting Statement:

In May 2005, GE announced its “Ecomagination” marketing initiative – a “strategy to respond to the needs of GE customers for technological solutions to environmental regulatory requirements.” We support GE’s effort to sell cost-effective, fuel-efficient technology that benefits customers and the economy, and meets regulatory requirements. That is good business.

But we believe GE has gone beyond the bounds of simply helping customers to meet existing regulatory requirements. GE is working to impose new, more stringent government regulations that will raise energy costs and reduce energy availability without providing significant, or even measurable, environmental benefits. In particular, GE is lobbying lawmakers, and even supporting politicized activists in hopes of enacting greenhouse gas laws similar to the Kyoto Protocol.

We are concerned that GE’s lobbying for stringent global warming regulation will adversely impact: (1) GE’s customers and shareowners; (2) the customers and shareowners of other businesses; (3) consumers, particularly GE retirees and others on fixed incomes; and (4) the economy.

GE’s business prospects ought not depend on government-mandated interest in certain of its products. Rather, GE’s success depends on free markets and a healthy, growing global economy. Stifled economic growth or a downturn – which could be brought on or exacerbated by global warming regulation—will likely adversely impact GE, as the company acknowledged in its 2005 annual report.

So-called “regulatory certainty” —the notion that business planning is facilitated by a certain regulatory environment—is an invalid argument for seeking costly global warming regulation since the only certainty is that the regulations will likely only become more stringent and expensive. GE will not be able to dictate events once the regulatory regime it advocates is enacted.

We are simply asking GE to disclose to shareholders whether its lobbying for global warming restrictions is based on a due diligence-type review and analysis of pertinent facts or perhaps has its roots in appeasement of anti-business environmental activists or public relations.

If GE can find willing buyers for Ecomagination products, that’s good business. But GE’s lobbying to enact laws and regulations that would potentially raise energy prices, harm the economy and adversely impact GE—without conducting the appropriate due diligence—is bad business.

GE founder Thomas Edison once said, “I find out what the world needs, then I proceed to invent.” Is junk science-based global warming regulation what the world needs?

Your Board of Directors recommends a vote AGAINST this proposal.

GE’s ecomagination is a business strategy to promote energy efficiency, lower emissions, develop renewable sources of energy, and increase the supply of useable water in cost-effective ways. It also is a promise to improve the company’s own environmental performance, lowering GE’s energy costs and reducing risk for investors. Ecomagination anticipates a movement toward increasing regulation of greenhouse gases, which is already occurring around the world and in some states in the United States. Offering products that are lower-emitting, quieter, more energy-efficient and meet or exceed regulatory standards has been a decisive factor in our customers’ purchasing aviation, consumer and power generation products. The U.S. National Academy of Sciences has joined with the scientific academies of ten other countries in stating that, “the scientific understanding of climate change is now sufficiently clear to justify nations taking prompt actions.” In support of this conclusion and as a leader in the development of energy efficient and low-carbon technologies, GE has joined with a diverse group of U.S.-based businesses and environmental organizations to call on the U.S. government to enact national legislation to achieve significant reductions of greenhouse gas emissions. GE believes that the time has come for constructive action that draws strength equally from business, government, and non-governmental stakeholders in order to catalyze legislative action that encourages innovation and fosters economic growth while enhancing energy security and the balance of trade. The most efficient and powerful way to stimulate private investment in research, development and deployment of technologies is to adopt policies establishing a market value for greenhouse gas emissions over the long-term. GE believes it is important for the business community to engage in the discussion of the best policies to respond to the challenges of climate change. In view of the national academies’ statement and GE’s ongoing ecomagination initiative, we do not believe that GE’s resources are best spent preparing the requested report.

•	Shareowner Proposal No. 7—Advisory Vote on Executive Compensation

Walden Asset Management, One Beacon Street, Boston, MA 02108, has notified us that its representative intends to present the following proposal at this year’s meeting:

RESOLVED: that shareholders of General Electric request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement:

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. As a result, in 2007 shareholders filed more than 60 “say on pay” resolutions with companies, averaging a 42% vote where voted upon. In fact, eight resolutions received majority votes.

In addition, the advisory vote was endorsed by the Council of Institutional Investors and a survey by the Chartered Financial Analyst Institute found that 76% of its members favored giving shareholders an advisory vote. A bill to provide for annual advisory votes on compensation passed in the House of Representatives by a 2-to-1 margin.

Aflac decided to present such a resolution to investors in 2009 and TIAA-CREF, the largest pension fund in the world, held its first Advisory Vote in 2007. As a result of discussions between investors and companies, a Working Group on the Advisory Vote was established to further study how such a practice would be implemented in the U.S. markets to provide advice to investors and companies alike.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

If investors wish to register opposition to a pay package(s) in the previous year, withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction.

Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide our board with useful information about shareholder views on the company’s senior executive compensation, as reported each year.

Your Board of Directors recommends a vote AGAINST this proposal.

GE has a strong record of responsiveness to shareowner concerns and we are committed to responsible corporate governance practices, including giving shareowners appropriate and meaningful tools to hold companies and boards of directors accountable in setting executive pay. Our commitment to director accountability is evidenced by last year’s amendment to our certificate of incorporation requiring director nominees to receive an affirmative majority of the votes cast at a shareowners’ meeting to be elected. This important step allows shareowners to have a direct impact on directors’ decisions through the director election process, including executive pay decisions.

An advisory vote on executive pay is an interesting potential governance reform and we have studied it carefully. We will continue to monitor developments in this area and engage our large shareowners about it. Although we will continue to study this potential reform, we do not believe it makes sense for GE to adopt it at this time.

We believe that an independent, well-informed and experienced committee of the board of directors is in the best position to make judgments about the amount and form of executive compensation. The type of non-binding advisory vote that this proposal seeks would not, in our view, help our MDCC in fulfilling its fiduciary duty in setting executive pay because it would not provide specific and actionable input about pay decisions. We actively engage our large shareowners on a full range of governance issues, including executive compensation, and we believe there are adequate means for our shareowners to advise management and the Board of specific concerns about executive pay issues.

In addition, we believe that an advisory vote on the MDCC’s report contained in the proxy statement is an unnecessary initiative at this time because we believe that the combined effect of several forces has resulted in greater director accountability in setting executive pay. These forces include (1) SEC, stock exchange and IRS independence requirements for compensation committee members, (2) SEC rules that require extensive disclosure of the elements of compensation and a thorough explanation of the company’s compensation philosophy and practices and the basis for particular pay decisions, (3) widespread adoption of majority voting in the election of directors, (4) increased media attention and focus on executive compensation, and (5) increased dialogue between companies and shareowners on executive pay. We believe the impact of these reforms and trends has been demonstrated by developments at many companies over the past year and will increasingly have direct and observable effects on executive compensation determinations.

Additional Information

•	Shareowner Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, shareowner proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at our principal executive offices no later than the close of business on November 10, 2008. Proposals should be addressed to Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828.

•	Other Shareowner Proposals for Presentation at Next Year’s Annual Meeting

Our by-laws require that any shareowner proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2009 Annual Meeting, must be received at our principal executive offices not less than 90 days prior to the first anniversary of the 2008 Annual Meeting. As a result, proposals submitted pursuant to these provisions of our by-laws must be received no later than by the close of business on January 23, 2009. Proposals should be addressed to Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828 and include the information set forth in those by-laws, which are posted on our website. SEC rules permit management to vote proxies in its discretion if the shareowner does not comply with this deadline, and in certain other cases notwithstanding the shareowner’s compliance with this deadline.

•	Voting Securities

Shareowners of record at the close of business on February 25, 2008, will be eligible to vote at the meeting. Our voting securities consist of our $0.06 par value common stock, of which 9,981,861,194 shares were outstanding on the record date. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of shareowners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareowner voting records is limited to the independent inspectors of election and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

•	Vote Required for Election and Approval

The 16 nominees for director receiving a majority of the votes cast at the meeting in person or by proxy shall be elected (meaning the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee), subject to the Board’s existing policy regarding resignations by directors who do not receive a majority of “for” votes. All other matters require for approval the favorable vote of a majority of votes cast on the applicable matter at the meeting in person or by proxy. Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect.

•	Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for directors named earlier in this proxy statement, (2) for ratification of the selection of the independent auditor, and (3) against the shareowner proposals described in this proxy statement. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

•	Solicitation of Proxies

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2007 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $30,000 plus distribution costs and other costs and expenses.

•	Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires GE’s directors and officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. As a practical matter, GE assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. In 2007, a transaction involving Mr. Wright and a transaction involving Mr. Ameen were not timely reported on Form 4.

•	Shareowners of Record Requesting Copies of 2007 Annual Report

Shareowners who hold their shares directly with us and who previously have elected not to receive an annual report for a specific account may request that we promptly mail our 2007 Annual Report to that account by writing to GE Shareowner Services, c/o The Bank of New York Mellon, P.O. Box 11402, New York, NY 10286-1402, or calling (800) 786-2543 (800-STOCK-GE) or (212) 815-3700. In addition, participants in GE’s Savings and Security Program may request copies of our 2007 Annual Report by calling GE’s Transaction Processing Center at (800) 432-4313.

•	Delivery of Documents to Shareowners Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of GE stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2007 Annual Report to multiple shareowners who share an address unless that nominee has received contrary instructions from one or more of the shareowners. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2007 Annual Report to a shareowner at a shared address to which a single copy of the documents was delivered. A shareowner who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to GE Shareowner Services, c/o The Bank of New York Mellon, P.O. Box 11402, New York, NY 10286-1402, or calling (800) 786-2543 (800-STOCK-GE) or (212) 815-3700. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

•	Electronic Access to Proxy Statement and Annual Report

This proxy statement may be viewed online at www.ge.com/proxy08 and our 2007 Annual Report at www.ge.com/annual07. If you are a shareowner of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a proxy form in mid-March listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your GE stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

•	Explanation of Financial Measures

Information on how GE calculates the ROTC and margins set forth on page 16 of the Compensation Discussion and Analysis is disclosed on GE’s website at www.ge.com/files/usa/company/investor/downloads/webcast_01182008/earnings_supplemental_data_01182008.pdf.

Appendix A

Categorical Independence Guidelines

In accordance with NYSE rules, independence determinations under the guidelines in section (a) below will be based upon a director’s relationships with GE during the 36 months preceding the determination. Similarly, independence determinations under the guidelines in section (b) below will be based upon the extent of commercial relationships during the three completed fiscal years preceding the determination.

a.	A director will not be independent if:

i.	the director is employed by GE, or an immediate family member is an executive officer of GE;

ii.	the director receives any direct compensation from GE, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

iii.	an immediate family member receives more than $100,000 per year in direct compensation from GE;

iv.	the director is affiliated with or employed by GE’s independent auditor, or an immediate family member is affiliated with or employed in a professional capacity by GE’s independent auditor; or

v.	a GE executive officer is on the compensation committee of the board of directors of a company which employs the GE director or an immediate family member as an executive officer.

b.	A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with GE and the sales by that company to GE or purchases by that company from GE, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million.

c.	A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to GE, or to which GE is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets.

d.	A director will not be independent if, at the time of the independence determination, the director serves as an executive officer, director or trustee of a charitable organization, and GE’s discretionary charitable contributions to the organization are the greater of $200,000 or one percent of that organization’s annual consolidated gross revenues during its last completed fiscal year. (GE’s automatic matching of employee charitable contributions will not be included in the amount of GE’s contributions for this purpose.)

GE Annual Meeting of Shareowners

10:00 a.m., April 23, 2008

Bayfront Convention Center

One Sassafras Pier

Erie, PA 16507

Information About Advance Registration for Attending the Meeting

In accordance with GE’s security procedures, an admission card will be required to enter GE’s annual meeting. Please follow the advance registration instructions below and an admission card will be mailed to you. Upon arrival at the annual meeting, you will be asked to present your admission card and appropriate picture identification to enter the meeting.

Attendance at the annual meeting is limited to GE shareowners, members of their immediate family or their named representatives. We reserve the right to limit the number of representatives who may attend the meeting.

•

If you hold your GE shares directly with the company and you plan to attend the annual meeting, please follow the advance registration instructions on the top portion of your proxy form, which was included in the mailing from the company.

•

If your GE shares are held for you in a brokerage, bank or other institutional account and you wish to attend the annual meeting, please send an annual meeting advance registration request containing the information listed below to:

GE Shareowner Services

P.O. Box 3711

Albany, NY 12203

Please include the following information:

•	Your name and complete mailing address;

•	The name(s) of any family members who will accompany you;

•	If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual; and

•	Proof that you own GE shares (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement).

If you have questions regarding admission to the annual meeting, please visit our website at www.ge.com/investor or call GE Shareowner Services at 1-800-STOCK-GE. If you are outside the U.S., you can call GE Shareowner Services at (212) 815-3700.

Attendance at GE’s 2008 Annual Meeting will be limited to persons presenting an admission card and picture identification. To obtain an admission card, please follow the advance registration instructions above.

Voting in Person at the Meeting

We encourage shareowners to submit proxies in advance by phone, by Internet or by mail. Shareowners may also vote in person at the annual meeting instead, or may execute a proxy designating a representative to vote for them at the meeting. If your GE shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot, in order to be able to vote your shares at the meeting.

GE Annual Meeting	VOTE BY INTERNET, TELEPHONE OR MAIL 24 Hours a Day, 7 Days a Week

INTERNET https://www.proxypush.com/ge		OR	TELEPHONE 1-866-430-8263	OR	MAIL

•	Go to the website address listed above.		• Use any touch-tone telephone.		•	Mark, sign and date your proxy form.
•	Have your proxy form ready.		• Have your proxy form ready.		•	Detach your proxy form.
•	Follow the instructions that appear on your computer screen.		• Follow the recorded instructions.		•	Return your proxy form in the postage-paid envelope provided.

¾	IMPORTANT VOTING INFORMATION
Use the Internet or Call Toll-Free to vote: https://www.proxypush.com/ge 1-866-430-8263
• Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Form.

•   Electronic Access: If you wish to access all future Annual Reports and Proxy Statements via the Internet as they become available, please consent by marking the appropriate box on the reverse side. This consent will remain in effect until you notify GE by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement.

GE’s Proxy Statement is available at www.ge.com/proxy08 and the Annual Report is available at www.ge.com/annual07.

☐	▼ DETACH PROXY FORM HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE ▼

The Board of Directors recommends vote “For” all the nominees listed and “For” the ratification of KPMG.

A. Election of Directors	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. James I. Cash, Jr.	☐	☐	☐	15. Robert J. Swieringa	☐	☐	☐	3. Recoup Unearned Management Bonuses	☐	☐	☐
2. Sir William M. Castell	☐	☐	☐	16. Douglas A. Warner III	☐	☐	☐
3. Ann M. Fudge	☐	☐	☐					4. Curb Over-Extended Directors	☐	☐	☐
4. Claudio X. Gonzalez	☐	☐	☐	B. Ratification of KPMG	☐	☐	☐
5. Susan Hockfield	☐	☐	☐					5. Report on Charitable Contributions	☐	☐	☐
6. Jeffrey R. Immelt	☐	☐	☐	The Board of Directors recommends a vote “AGAINST” shareowner proposals 1 through 7.
7. Andrea Jung	☐	☐	☐					6. Global Warming Report	☐	☐	☐
8. Alan G. (A.G.) Lafley	☐	☐	☐					7. Advisory Vote on Executive Compensation	☐	☐	☐
9. Robert W. Lane	☐	☐	☐
10. Ralph S. Larsen	☐	☐	☐		FOR	AGAINST	ABSTAIN
11. Rochelle B. Lazarus	☐	☐	☐
12. James J. Mulva	☐	☐	☐	1. Cumulative Voting	☐	☐	☐
13. Sam Nunn	☐	☐	☐	2. Separate the Roles of CEO and Chairman	☐	☐	☐
14. Roger S. Penske	☐	☐	☐					SCAN LINE

(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Date Shareowner sign here		Co-Owner sign here

GE Annual Meeting – Advance Registration Form

Dear Shareowner:

You are invited to attend the 2008 GE Annual Meeting to be held on Wednesday, April 23, 2008, 10:00 a.m. at the Bayfront Convention Center, One Sassafras Pier, Erie, Pennsylvania 16507.

Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your shares by Internet, telephone or mail as described on the other side of this form.

All persons attending the meeting must present an admission card and appropriate picture identification. Please follow the advance registration instructions below and an admission card will be sent to you.

ADVANCE REGISTRATION INSTRUCTIONS

• If you are voting by Internet, you will be able to pre-register at the same time you record your vote. There is no need to return your Proxy Form.

• If you are voting by telephone, please complete the information to the right and tear off the top of this Advance Registration Form and mail it separately to: GE Shareowner Services, PO Box 3711, Albany, NY 12203. There is no need to return the Proxy Form.

• If you are voting by mail, please complete the information to the right and include this portion when mailing your marked, signed and dated Proxy Form in the envelope provided.

Attendance at the GE Annual Meeting is limited to GE shareowners, members of their immediate families or their named representatives. We reserve the right to limit the number of guests or representatives who may attend.

ADVANCE REGISTRATION INFORMATION

Name

Address

Zip

Name(s) of family member(s) who will also attend:

I am a GE shareowner. Name, address and telephone number of my Representative at the Annual Meeting:

(Admission card will be returned c/o the shareowner)

Proxy solicited on behalf of the General Electric Company Board of Directors for the 2008 Annual Meeting of Shareowners,
April 23, 2008.

The shareowner(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) Jeffrey R. Immelt and
Brackett B. Denniston III, or either of them, each with full power of substitution, as proxies, to vote all stock in General Electric
Company which the shareowner(s) would be entitled to vote on all matters which may properly come before the 2008 Annual
Meeting of Shareowners and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of
Directors recommends where a choice is not specified.

The nominees for Director are: (01) James I. Cash, Jr.; (02) Sir William M. Castell; (03) Ann M. Fudge; (04) Claudio X. Gonzalez;
(05) Susan Hockfield; (06) Jeffrey R. Immelt; (07) Andrea Jung; (08) Alan G. (A.G.) Lafley; (09) Robert W. Lane; (10) Ralph S.
Larsen; (11) Rochelle B. Lazarus; (12) James J. Mulva; (13) Sam Nunn; (14) Roger S. Penske; (15) Robert J. Swieringa; and
(16) Douglas A. Warner III.

FOR PARTICIPANTS IN GE’S SAVINGS AND SECURITY PROGRAM (S&SP)

In accordance with the terms of the Savings and Security Program (S&SP), any shares held in the shareowner’s S&SP account on the record date will be voted by the trustees of the S&SP trust in accordance with the instructions indicated on the reverse, and in accordance with the judgment of the trustees upon other business as may properly come before the meeting and any adjournments or postponements thereof. IF NO INSTRUCTIONS ARE PROVIDED OR IF THIS FORM IS NOT RECEIVED ON
OR BEFORE APRIL 21, 2008, shares held in the shareowner’s S&SP account will be voted in accordance with the recommendations of GE’s Board of Directors.

Proxy Form
INSPECTION OF ELECTION P.O. BOX 1138 NEWARK, N.J. 07101-9758
COMMENTS